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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Buffalo Wild Wings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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BUFFALO WILD WINGS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held
May 12, 2016

TO THE SHAREHOLDERS OF BUFFALO WILD WINGS, INC.:

        You are cordially invited to attend our 2016 Annual Meeting of Shareholders, to be held at the Sheraton Minneapolis West, 12201 Ridgedale Drive, Minneapolis, MN 55305, at 9:00 a.m. Central Daylight Time on Thursday, May 12, 2016, for the following purposes:

  1.
  To elect members of the Board of Directors, thereby setting the number of members of the Board of Directors at eight.

  2.
  To advise in a non-binding vote to approve the compensation of our executive officers as disclosed in the attached proxy statement, or a "say- on-pay" vote.

  3.
  To ratify the appointment of our independent registered public accounting firm for fiscal year ending December 25, 2016.

  4.
  To take action on any other business that may properly come before the meeting or any adjournment thereof.

        Accompanying this Notice of Annual Meeting is a Proxy Statement, form of Proxy, and our Annual Report on Form 10-K for the year ended December 27, 2015.

        Only shareholders of record as shown on our books at the close of business on March 14, 2016 will be entitled to vote at our 2016 Annual Meeting or any adjournment thereof. Each shareholder is entitled to one vote per share on all matters to be voted on at the meeting.

        We encourage you to attend the meeting, but whether or not you plan to attend the 2016 Annual Meeting, please submit your completed proxy via phone, mail or internet as soon as possible. Proxies are revocable and will not affect your right to vote in person in the event you revoke the proxy and attend the meeting. The prompt return of proxies will help us avoid the unnecessary expense of further requests for proxies.

Important Notice Regarding the Availability of Proxy Materials for the Meeting of Shareholders
to be held on May 12, 2016:
The Notice, Proxy Statement, Form of Proxy and Annual Report on Form 10-K are available at
http://www.cstproxy.com/buffalowildwings/2016

BY ORDER OF THE BOARD OF DIRECTORS,

Dated:	March 24, 2016 Minneapolis, Minnesota	Sally J. Smith President and Chief Executive Officer

BUFFALO WILD WINGS, INC.

PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
to be held
May 12, 2016

        Our Board of Directors is soliciting proxies from our shareholders to vote their shares of Common Stock at the Buffalo Wild Wings, Inc. 2016 Annual Meeting of Shareholders to be held on Thursday, May 12, 2016, at the location and for the purposes set forth in the Notice of Annual Meeting, and at any adjournment thereof. Buffalo Wild Wings, Inc. is referred to in this document as "we," "us," "our," and the "company."

        The cost of soliciting proxies, including the preparation, assembly, and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of stock, will be borne by us. Our directors, officers, and other Team Members may, without compensation other than their regular remuneration, solicit proxies in person or by telephone.

        Any shareholder giving a proxy may revoke it any time prior to its use at the 2016 Annual Meeting by giving written notice of such revocation to the Secretary or any one of our other officers or by filing a later dated written proxy with one of our officers. Personal attendance at the 2016 Annual Meeting is not, by itself, sufficient to revoke a proxy unless written notice of the revocation or a later dated proxy is delivered to an officer before the revoked or superseded proxy is used at the 2016 Annual Meeting. Proxies will be voted as directed therein. Proxies which are signed by shareholders, but which lack specific instruction with respect to any proposal, will be voted in favor of the number and slate of directors proposed by the Board of Directors and listed herein, for the say-on-pay approval, and for the ratification of our independent registered accounting firm.

        The presence at the Annual Meeting in person or by proxy of the holders of a majority of our outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. If a broker returns a "non-vote" proxy, indicating a lack of voting instructions by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote proxy shall be deemed present at the meeting for purposes of determining a quorum but shall not be deemed to be represented at the meeting for purposes of calculating the vote required for approval of such matter. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall otherwise not be deemed to have been voted on such matter. As a result, an abstention on any proposal will have no effect on the outcome of any proposal, except it will have the same effect as a vote against the ratification of our independent registered accounting firm.

        The mailing address of the principal executive office of Buffalo Wild Wings is 5500 Wayzata Boulevard, Suite 1600, Minneapolis, Minnesota 55416. We expect that this Proxy Statement, the related Form of Proxy, and Notice of Annual Meeting will first be mailed to shareholders on or about April 1, 2016.

Important Notice Regarding the Availability of Proxy Materials
for the Meeting of Shareholders to be Held on May 12, 2016:
The Notice, Proxy Statement, Form of Proxy and Annual Report on Form 10-K are available at
http://www.cstproxy.com/buffalowildwings/2016

2016 Annual Meeting of Shareholders | 1

OUTSTANDING SHARES AND VOTING RIGHTS

        Our Board of Directors has fixed March 14, 2016 as the record date for determining shareholders entitled to vote at the 2016 Annual Meeting. Persons who were not shareholders on such date will not be allowed to vote. At the close of business on the record date, there were 18,750,276 shares of our Common Stock issued and outstanding. The Common Stock is our only outstanding class of capital stock. Each share of Common Stock is entitled to one vote on each matter to be voted upon at the 2016 Annual Meeting. Holders of Common Stock are not entitled to cumulative voting rights.

        Under applicable Minnesota law, the voting requirement for each proposal included in this proxy statement is as follows:

  (1)
  The election of the nominees to the Board of Directors requires the affirmative vote of a plurality of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter;

  (2)
  The say-on-pay proposal will be deemed to have received advisory approval if it receives more FOR votes than AGAINST votes from the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter; and

  (3)
  The ratification of the auditors requires the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter, provided that such majority must be greater than 25% of our outstanding shares.

        If a shareholder indicates on their proxy that they wish to abstain from voting, including brokers holding their customers' shares who cause abstentions to be recorded, these shares are considered present and entitled to vote at the annual meeting and those shares will count toward determining whether or not a quorum is present at the meeting. However, these shares will not be taken into account in determining the outcome of any of the proposals. A shareholder (including a broker) who does not give authority to vote, or withholds authority to vote, on a certain proposal will not be considered present and entitled to vote on that proposal.

        If a shareholder who holds their shares through a broker does not give instructions to the broker as to how to vote the shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against "routine" proposals, such as the ratification of the auditors. Brokers cannot vote on their customers' behalf on "non-routine" proposals such as the election of directors or approval of the compensation of our named executive officers. These rules apply to brokers holding our shares even though our common stock is traded on the NASDAQ Global Market. If a broker votes shares that are unvoted by its customers for or against a "routine" proposal, these shares are counted for the purpose of establishing a quorum and also will be counted for the purpose of determining the outcome of "routine" proposals. If a broker does not receive voting instructions as to a non-routine proposal, or chooses to leave shares unvoted on a routine proposal, a "broker non-vote" occurs and those shares will be counted for the purpose of establishing a quorum, but not for determining the outcome of those proposals. Shares that are subject to broker non-votes are considered not entitled to vote on the particular proposal, and effectively reduce the number of shares needed to approve that proposal.

2 | 2016 Annual Meeting of Shareholders

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

        The following table provides information as of the record date concerning the beneficial ownership of our Common Stock by (i) the named executive officers in the Summary Compensation Table, (ii) each of our directors, (iii) all current directors and executive officers as a group, and (iv) each shareholder who we know beneficially owns more than 5% of our outstanding Common Stock. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them.

Name or Identity of Group	Number of Shares Beneficially Owned(1)	Percent of Class(1)
Sally J. Smith(2)	62,231	*
James M. Schmidt(3)	41,074	*
Mary J. Twinem(4)	41,855	*
Judith A. Shoulak(5)	19,732	*
Kathleen M. Benning(6)	17,263	*
Dale M. Applequist	8,180	*
James M. Damian	2,940	*
Cynthia L. Davis	891	*
Michael P. Johnson	14,879	*
Warren E. Mack	14,050	*
J. Oliver Maggard	3,815	*
Jerry R. Rose	3,622	*
All Current Executive Officers and Directors as a Group (15 Individuals)(7)	222,382	1.19%
BlackRock, Inc.(8)	1,632,831	8.71%
40 East 52nd Street
New York, NY 10022
FMR LLC(9)	2,856,727	15.24%
245 Summer Street
Boston, MA 02210
The Vanguard Group(10)	1,323,090	7.06%
100 Vanguard Blvd.
Malvern, PA 19355

*
Less than 1% of the outstanding shares of Common Stock.
(1)
Under the rules of the SEC, shares not actually outstanding are deemed to be beneficially owned by an individual if such individual has the right to acquire the shares within 60 days. Pursuant to such SEC Rules, shares deemed beneficially owned by virtue of an individual's right to acquire them are also treated as outstanding when calculating the percent of the class owned by such individual and when determining the percent owned by any group in which the individual is included. Percentages are based on 18,750,276 shares of our Common Stock outstanding as of March 14, 2016.
(2)
Includes 32,350 shares which may be purchased by Ms. Smith upon exercise of currently exercisable options or options exercisable within 60 days of March 14, 2016.
(3)
Includes 3,920 shares that may be purchased by Mr. Schmidt upon exercise of currently exercisable options or options exercisable within 60 days of March 14, 2016. Also includes 8,212 shares issuable in settlement of stock units credited to Mr. Schmidt's account under the company's Deferred Compensation Plan, settlement of which may occur upon his separation from service.
(4)
Ms. Twinem retired from all positions with the Company in February 2016. Includes 2,534 shares that may be purchased by Ms. Twinem upon exercise of currently exercisable options or options exercisable within 60 days of March 14, 2016. Also includes 10,482 shares issuable in settlement of stock units credited to Ms. Twinem's account under the company's Deferred Compensation Plan, settlement of which may occur upon her separation from service.
(5)
Includes 10,974 shares that may be purchased by Ms. Shoulak upon exercise of currently exercisable options or options exercisable within 60 days of March 14, 2016.
(6)
Includes 11,056 shares that may be purchased by Ms. Benning upon exercise of currently exercisable options or options exercisable within 60 days of March 14, 2016.
(7)
Includes 74,943 shares that may be purchased by current executive officers and directors upon exercise of currently exercisable options or options exercisable within 60 days of March 14, 2016.
2016 Annual Meeting of Shareholders | 3

(8)
Information is based on a Schedule 13G/A filed with the SEC by BlackRock, Inc. ("BlackRock") on January 20, 2016, reflecting securities beneficially owned as of December 31, 2015. BlackRock is the parent holding company of investment adviser subsidiaries that hold shares of our common stock: BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, , BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Fund Advisors, BlackRock Fund Management Ireland Limited, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, and BlackRock Investment Management, LLC. BlackRock, Inc. reports having sole voting with respect to 1,591,265 shares and sole dispositive power with respect to 1,632,831 shares.
(9)
Information is based on a Schedule 13G/A filed with the SEC by FMR LLC on February 12, 2016, reflecting securities beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies as of December 31, 2015. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act ("Fidelity Funds") advised by Fidelity Management & Research Company ("FMR Co"), a wholly owned subsidiary of FMR LLC. Voting of the shares is carried out pursuant to written guidelines established by the Fidelity Funds' Boards of Trustees.
(10)
Information is based on a Schedule 13G/A filed with the SEC by The Vanguard Group on February 10, 2016, reflecting securities beneficially owned as of December 31, 2016. In its capacity as investment advisor, The Vanguard Group has sole voting power with respect to 41,688 shares, sole dispositive power with respect to 1,281,502 shares and shared dispositive power with respect to 41,588 shares.

CORPORATE GOVERNANCE

        Our business affairs are conducted under the direction of the Board of Directors in accordance with the Minnesota Business Corporation Act and our Articles of Incorporation and Bylaws. Members of the Board are informed of our business by discussing matters with management, reviewing materials provided to them, and participating in meetings of the Board and its committees. The corporate governance practices that we follow are summarized below.

Independence

        The Board of Directors has determined that a majority of its members are "independent directors" as defined by the listing standards of The Nasdaq Stock Market, LLC ("NASDAQ"). The independent directors serving on the Board during fiscal year 2015 were Dale M. Applequist, James M. Damian, Cynthia L. Davis, Michael P. Johnson, Warren E. Mack, J. Oliver Maggard and Jerry R. Rose. In determining independence, the Board considered that Mr. Mack is an attorney with Fredrikson & Byron, P.A., which provides legal services to us. It was determined that this relationship does not interfere with Mr. Mack's ability to exercise independent judgment in carrying out the responsibilities of a director.

Code of Ethics & Business Conduct

        The Board of Directors has approved a Code of Ethics & Business Conduct, which applies to all of our Team Members, directors, and officers, and also a Code of Ethics ("Executive Code of Ethics" and together with our Code of Ethics & Business Conduct, the "Codes"), which applies to our principal executive officer, principal financial officer, principal accounting officer, controller, executive and senior vice presidents, and vice presidents. The Codes address such topics as protection and proper use of our assets, compliance with applicable laws and regulations, accuracy and preservation of records, accounting and financial reporting, conflicts of interest, and insider trading. The Codes are available free of charge on our website at www.buffalowildwings.com and are available in print to any shareholder who sends a request for a paper copy to Buffalo Wild Wings, Inc., Attn. Investor Relations, 5500 Wayzata Boulevard, Suite 1600, Minneapolis, Minnesota 55416. We intend to include on our website any amendment to, or waiver from, a provision of our Executive Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, or controller and relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K.

Meeting Attendance

        Board and Committee Meetings.    During fiscal 2015, the Board of Directors held four meetings. Each director attended at least 75% of the meetings of the Board and the committees on which such director served.

        Annual Meeting of Shareholders.    Our policy is that all directors are expected to attend our annual meeting of shareholders. If a director is unable to attend an annual meeting, the director must send a written notice to our Secretary at least one week prior to the meeting. All of our directors attended our 2015 annual meeting of shareholders.

4 | 2016 Annual Meeting of Shareholders

Executive Sessions of the Board

        An executive session of independent directors is generally held at the time of each regular Board of Directors meeting.

Board Leadership Structure

        Our principles of corporate governance give the Board of Directors the authority to choose whether the roles of Chairman of the Board and Chief Executive Officer are held by one person or two people. The principles also give the Board the authority to change this policy if it deems it best for the company at any time. Currently, two separate people serve in the positions of Chief Executive Officer and Chairman of the Board of our company. We believe that our current leadership structure is appropriate for our company at this time.

        Our Chief Executive Officer and Chairman have an excellent relationship that has given the Chief Executive Officer the freedom to successfully manage the company under the strong and insightful guidance of the Board of Directors. Our Board has seven independent members and one non-independent member, who is also our Chief Executive Officer. We believe that the number of independent, experienced directors that make up our Board, along with the independent oversight of the Board by the non-executive chairman, benefits our company and our shareholders. All our independent directors have demonstrated leadership in other organizations and are familiar with Board processes.

Board's Role in Risk Oversight

        While each of the committees of the Board of Directors evaluate risk in their respective areas of responsibility, our Governance Committee is primarily responsible for overseeing the company's risk management processes on behalf of the full Board. We believe that designating a committee to be specifically focused on our company's risk profile is beneficial, given the increased importance of monitoring risks in the current economic and business climate. The company employs a risk management team that oversees day-to-day company risks as well as enterprise and strategic risk management. The Governance Committee meets with a member of the risk management team at every regular meeting to discuss the company's risk profile and hear a report on specific issues as well as an enterprise risk assessment, and the member of the risk management team is given the opportunity for an executive session with the Governance Committee. The Governance Committee reports to the full Board on the most significant risk issues.

        In addition to the Governance Committee's role in enterprise risk management oversight, other committees also play a role in risk oversight. Our Compensation Committee is responsible for the oversight of our talent and compensation risk. With respect to compensation-related risk, the Compensation Committee completes an annual review of the Team Member compensation plans in order to determine whether any of the plans or policies are reasonably likely to have a material adverse effect on the company. To complete this review, we first considered all compensation policies and practices for our Team Members, including the base salaries, annual/quarterly cash incentive and long-term equity incentive award plans of our executive officers, as well as the compensation plans of our management-level Home Office Team Members, Field Leadership Team and Restaurant General Managers. In 2015, this review was assisted by our outside compensation consultant. As part of our review, we considered whether any of our compensation policies and practices varied significantly from the overall risk and reward structure of our company and whether any of our compensation policies and practices incent individuals to take short-term risks that are inconsistent with our long-term goals. Upon completion of this review, our Compensation Committee determined there are no risks arising from our company's compensation policies and practices that are reasonably likely to have a material adverse effect on our company.

        Our Audit Committee is responsible for the oversight of our internal control and financial reporting risk. Internal control and financial reporting risk relates to the reliability of our financial reporting and compliance. Our Audit Committee receives regular updates from our legal department, internal audit department and representatives of our independent registered public accounting firm, which include updates on any risks arising from changes in government regulation to which we are subject. Our Audit Committee and, when appropriate, the full Board of Directors provides input on data risk as the processes, procedures and internal controls we have established concerning our data privacy and protection are integrally related to the internal controls we have established for financial reporting and compliance.

2016 Annual Meeting of Shareholders | 5

        Our Board of Directors is also responsible for the oversight of our competitive environment, brand damage and cyber security risk. Competitive environment risk is monitored by the full Board through the periodic review of our operating performance and strategic plan. Brand damage risk is the risk to our company's brand and reputation that may arise from a major incident or negative comments in the media, including social media. The Board receives periodic reports from management on potential incidents or media exposure that may cause damage to our brand and the risks relating to such damage. The full Board, and the Governance Committee in particular, regularly hears reports on management's work upgrading and maintaining its information technology and systems to protect the company, to the greatest extent possible, against cyber risks and security breaches.

        While the Board of Directors and the Governance Committee provide oversight to the company's risk management team, company management is ultimately responsible for day-to-day risk management activities. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company, and our Board leadership structure supports this approach.

Committees of the Board

        Our Board of Directors has established the following committees: Audit Committee, Compensation Committee, Governance Committee, Executive Committee, and Compliance Committee.

        Audit Committee.    The Audit Committee reviews, in consultation with our independent registered public accounting firm, our financial statements, accounting and other policies, accounting systems, internal audit reports, and the adequacy of internal controls for compliance with corporate policies and directives. The Audit Committee is responsible for the engagement of our independent registered public accounting firm and reviews other matters relating to our relationship with our independent registered public accounting firm. The Audit Committee also oversees the administration of our related party transactions policy, which is described in "Certain Relationships and Related Transactions" on page 40. The "Report of Audit Committee" is included on page 42. The Audit Committee held eleven meetings during fiscal 2015.

        The current members of the Audit Committee are J. Oliver Maggard, Chair, James M. Damian, Cynthia L. Davis, and Jerry R. Rose. All members of the Audit Committee are "independent directors" as defined by the listing standards of The Nasdaq Stock Market and meet the additional independence criteria for audit committee members set forth in the listing standards and SEC Rule 10A-3. The Board of Directors has determined that J. Oliver Maggard and Jerry R. Rose are "audit committee financial experts" as defined by Item 407(d)(5) of Regulation S-K under the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We acknowledge that the designation of Mr. Maggard and Mr. Rose as audit committee financial experts does not impose on Mr. Maggard or Mr. Rose any duties, obligations, or liability greater than the duties, obligations, and liability imposed on Mr. Maggard or Mr. Rose as a member of the Audit Committee and the Board in the absence of such designation or identification.

        Compensation Committee.    The Compensation Committee develops and administers compensation policies and plans and is responsible for producing the "Compensation Committee Report," which is on page 33 of this Proxy Statement. The Compensation Committee designs and oversees our compensation programs for our Chief Executive Officer, Chief Operating Officer, Executive Vice Presidents, and Senior Vice Presidents. Our independent directors are responsible for final approval of the Chief Executive Officer's compensation. The Compensation Committee is vested with the same authority as the Board of Directors with respect to the granting of awards and the administration of our equity and non-equity plans. As part of its annual performance review of the Chief Executive Officer, which is conducted in connection with recommending the Chief Executive Officer's compensation, the Compensation Committee may interview other executive officers. In approving compensation for other executive officers, the Compensation Committee takes into account recommendations from the Chief Executive Officer, among other factors. The Compensation Committee held six meetings during fiscal 2015.

        The current members of the Compensation Committee are Michael P. Johnson, Chair, Dale M. Applequist, J. Oliver Maggard, and James M. Damian. All members of the Compensation Committee are "independent directors" as defined by the listing standards of NASDAQ; "non-employee directors" as defined by Rule 16b-3 of the Exchange Act; and "outside directors" as defined in Section 162(m) of the Internal Revenue Code. All of the committee members also meet the additional

6 | 2016 Annual Meeting of Shareholders

independence criteria for compensation committee members set forth in the listing standards and SEC Rule 10C-1 promulgated under the Exchange Act.

        In setting 2015 compensation, the Compensation Committee retained Frederic W. FW Cook, Inc. ("FW Cook") as its compensation consultant. FW Cook was retained by and reported directly to the Compensation Committee. The Compensation Committee consulted with FW Cook regarding the company's compensation plans, policies, and annual programs, with FW Cook attending most of the Committee's meetings. FW Cook did not provide any other consulting services to the company. We have concluded that the work of the compensation consultant in fiscal 2015 did not raise any conflict of interest.

        Governance Committee.    The Governance Committee, acting as a nominating committee, screens and recommends to the Board of Directors candidates for nomination. The Committee also recommends to the Board the members of various committees, addresses corporate governance matters and oversees enterprise risk management. The current members of the Governance Committee are Dale M. Applequist, Chair, Cynthia L. Davis, Michael P. Johnson and Jerry R. Rose. All members of the Governance Committee are independent directors. The policies of the Governance Committee are described more fully in the "Governance Committee Report" on page 9. The Governance Committee held seven meetings during fiscal 2015.

        In recommending the non-employee director compensation to the Board of Directors, the Governance Committee retained FW Cook as its consultant. Also during 2015, the Governance Committee engaged a professional search firm to assist in identifying and evaluating potential candidates to serve as directors.

        Executive Committee.    During the intervals between meetings of the Board of Directors, the Executive Committee has all the powers of the Board in the management of our business, properties and affairs, including any authority to take action provided in our Bylaws to be taken by the Board, subject to applicable laws. The Executive Committee, however, is not authorized to fill vacancies of the Board or its committees, declare any dividend or distribution or take any action which, pursuant to the Bylaws, is required to be taken by a vote of a specified portion of the whole Board. The members of the Executive Committee are Warren E. Mack, Chair, Sally J. Smith, J. Oliver Maggard, and James M. Damian. The Executive Committee held three meetings during fiscal 2015.

        Compliance Committee.    On December 4, 2008, to comply with Nevada gaming laws, the Board of Directors formed a Compliance Committee, which is empowered to exercise its best efforts to identify and evaluate situations arising in the course of our business that may adversely affect the objectives of gaming control. The Compliance Committee must have at least three members and must include a director of the company and at least one person who is familiar with gaming regulatory laws and procedures and is independent of the company. The three members of the Compliance Committee are Warren E. Mack, our Chief Operating Officer, James M. Schmidt, and an outside independent member. Our Compliance Committee reports to the Board and advises the Board if any activities are inappropriate, after investigation. It may use any of our resources and use whatever means it deems appropriate in conducting any such investigation. The Compliance Committee held four meetings during fiscal 2015.

  Committee Membership

Name	Governance Committee	Audit Committee	Compensation Committee	Executive Committee	Compliance Committee
Dale M. Applequist	Chair		Member
James M. Damian		Member	Member	Member
Cynthia L. Davis	Member	Member
Michael P. Johnson	Member		Chair
Warren E. Mack				Chair	Member
J. Oliver Maggard		Chair	Member	Member
Jerry R. Rose	Member	Member
Sally J. Smith				Member
2016 Annual Meeting of Shareholders | 7

Communications with the Board

        Shareholders may communicate directly with the Board of Directors. All communications should be directed to our Secretary at the address below and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors or for non-management directors. If no specific director is named, the communication will be forwarded to the entire Board. The communication will not be opened before being forwarded to the intended recipient, but it will go through normal security procedures. Shareholder communications to the Board should be sent to:

Emily C. Decker SVP, General Counsel and Secretary
Buffalo Wild Wings, Inc.
5500 Wayzata Boulevard, Suite 1600
Minneapolis, MN 55416

Compensation to Non-Employee Directors

        Cash Compensation.    In addition to being reimbursed for out-of-pocket expenses incurred while attending Board of Directors or committee meetings, the non-employee directors received the following cash compensation in 2015. The director compensation is determined by the full Board, upon recommendation from the Governance Committee, and is effective at the May meeting each year. The fees are paid at the quarterly Board meetings.

Board (non-chair) members	$60,000
Board chair	$85,000
Non-chair members of Audit, Compensation, Governance and Compliance Committees	$8,000
Non-chair members of Executive Committee	$4,000
Chairs of Audit and Compensation Committees	$16,000
Chair of Governance Committee	$10,000
Chair of Executive Committee	$5,000

        Equity Compensation.    The non-employee directors are entitled to an annual grant of fully-vested stock units for the number of shares with a grant date fair value equal to approximately $95,000. To determine the number of stock units to grant, we divide $95,000 by the average of the twenty data points that represent the daily high and low stock price of the ten preceding trading days. Because of this methodology, the value of the stock awards will not likely be exactly $95,000. In 2015, each of our outside directors received a grant of 576 stock units, which were credited to the directors on May 8, 2015. In 2016, the annual grants will be made May 13, 2016, which is the second day of the May Board of Directors Meeting.

        Stock Ownership Guidelines.    We require our non-employee directors to maintain a minimum level of stock ownership to strengthen alignment with our shareholders. Our current guidelines require non-employee directors to own stock (including stock units) equal to five times the annual cash retainer within six years of joining the Board of Directors. Additional details regarding our stock ownership guidelines for non-employee directors and executives can be found on page 31 of this proxy statement.

        Deferred Compensation.    Our Deferred Compensation Plan permits the directors to defer up to 100% of compensation, including fees and stock unit grants. Currently, no director has elected to defer any portion of compensation.

        Compensation Consultant.    In recommending the non-employee director compensation to the Board of Directors, the Governance Committee retained FW Cook as its consultant.

8 | 2016 Annual Meeting of Shareholders

        Director Compensation Table.    The table below summarizes the compensation paid by us to our non-employee directors during fiscal year 2015.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Dale M. Applequist	$75,500	$94,777	$170,277
James M. Damian	$102,500	$94,777	$197,277
Cynthia L. Davis	$69,500	$94,777	$164,277
Michael P. Johnson	$81,500	$94,777	$176,277
Warren E. Mack	$70,500	$94,777	$165,277
J. Oliver Maggard	$85,500	$94,777	$180,277
Jerry R. Rose	$73,500	$94,777	$168,277

(1)
The amounts consist of the cash fees paid to the non-employee directors as described in "Cash Compensation" above. The annual cash compensation for non-chair members increased from $50,000 to $60,000 effective in May, 2015. The annual cash compensation for the Board chair increased from $75,000 to $85,000 effective in May, 2015. The Board also approved an increase in the grant date fair value of equity compensation from $85,000 to $95,000 for all Board members, effective in May 2015.
(2)
The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, of stock unit awards made under our 2012 Equity Incentive Plan. Assumptions used in the calculation of these amounts are included in footnote 1(w) to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 27, 2015 filed with the Securities and Exchange Commission.

        2016 Director Compensation Actions.    The Board of Directors approved the following compensation increases for 2016: the annual cash compensation for the Audit Committee chair will increase from $16,000 to $20,000 effective in May, 2016.

GOVERNANCE COMMITTEE REPORT

        The Governance Committee is comprised of independent directors. In accordance with its written charter, as well as the principles of corporate governance adopted by the Board of Directors and the nominating policies, the Governance Committee assists the Board with fulfilling its responsibilities regarding any matters relating to corporate governance, including selection of candidates for our Board. Its duties include oversight of: the principles of corporate governance by which Buffalo Wild Wings and the Board are governed; the codes of ethical conduct and legal compliance by which Buffalo Wild Wings and its directors, executive officers, Team Members, and agents are governed; policies for evaluation of the Board and the chairperson; policies for election and reelection of directors; and policies for succession planning for the Chief Executive Officer, Board chairperson, and other Board leaders. In addition, the Committee is responsible for annually reviewing the composition of the Board, focusing on the governance and business needs and requirements of the company, screening of director candidates and recommending nominees to the Board, evaluating the performance of directors, recommending director compensation to the Board and recommending the reelection of directors who are performing effectively and who continue to provide a competency needed on the Board. Our principles of corporate governance provide that there should be at least seven directors on the Board, with a majority being independent.

        Each year, the Governance Committee oversees the evaluation process for the Board of Directors and its committees. Each director completes a written evaluation of the Board and their respective Committees, and the Secretary also conducts a follow-up evaluation phone call, accompanied by the Board Chair and Governance Committee Chair.

        The Governance Committee will consider candidates for nomination as a director recommended by shareholders, directors, third-party search firms, and other sources. In evaluating director nominees, a candidate should have certain minimum qualifications, including being able to read and understand basic financial statements, being familiar with our business and industry, having high standards of personal ethics and mature judgment, being able to work collegially with others, having commitment to shareholder value and being willing to devote the necessary time and energy to fulfilling the responsibilities of the Board of Directors. Independent directors are not permitted to serve on more than three other boards of public companies,

2016 Annual Meeting of Shareholders | 9

and management personnel are not permitted to serve on more than one other board of a public company without approval from the Board. In addition, factors such as the following may be considered:

  •
  needs of the Board with respect to particular talent and experience;

  •
  the knowledge, skills and experience of nominees, including experience in the industry in which the company operates, business, finance, management or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

  •
  familiarity with domestic and international business affairs;

  •
  legal and regulatory requirements;

  •
  experience with accounting rules and practices;

  •
  appreciation of the relationship of our business to the changing needs of society;

  •
  desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by a new member; and

  •
  the breadth and depth of business experience, diversity, professional skills, geographic representation; and other important qualities in light of our business plans.

        During its annual review, the Governance Committee evaluates the overall composition of the Board, the skills and experiences represented by incumbent directors and the need for new directors to replace retiring directors or expand the Board. In seeking new director candidates, the Governance Committee considers the skills, expertise and qualities that will be required to effectively oversee the strategic plans of the company. The Governance Committee, in conjunction with these needs, also considers the diversity of the Board in terms of geographic representation, gender and ethnic makeup of its members. The Board evaluates the makeup in the context of the Board as a whole with the objective of recommending a group that can work together using its diversity of experience and perspective to ensure that the company is well managed, performance is optimized and that decisions represent the best interests of the company and its Shareholders.

        Shareholders who wish to recommend one or more persons as a director candidate must provide a written recommendation to our Secretary. Notice of a recommendation must include the shareholder's name, address, and the number of Buffalo Wild Wings shares owned, along with information with respect to the person being recommended, i.e. name, age, business address, residence address, current principal occupation, five-year employment history with employer names and a description of each employer's business, the number of shares beneficially owned by the prospective nominee, whether such person can read and understand basic financial statements, and other board memberships, if any. The recommendation must be accompanied by a written consent of the prospective nominee to stand for election if nominated by the Board of Directors and to serve if elected by the shareholders. We may require a nominee to furnish additional information that may be needed to determine the eligibility of the nominee.

        Shareholders who wish to present a proposal at an annual meeting of shareholders must provide a written notice to our Secretary at the address below. For each proposal, the notice must include a brief description of the matter to be brought before the meeting, the reasons to bring the matter before the meeting, the shareholder's name, address, and number of shares owned, and any material interest that the shareholder may have in the proposal. The Secretary will forward the proposals and recommendations to the Governance Committee. See "Shareholder Proposals" on page 42.

Emily C. Decker, SVP, General Counsel and Secretary
Buffalo Wild Wings, Inc.
5500 Wayzata Boulevard, Suite 1600
Minneapolis, MN 55416

        A copy of the current Governance Committee Charter can be found on the Buffalo Wild Wings website at www.buffalowildwings.com.

Members of the Governance Committee Dale M. Applequist, Chair Cynthia L. Davis Michael P. Johnson Jerry R. Rose
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BUSINESS EXPERIENCE AND QUALIFICATIONS

Name	Age	Director Since	Business Experience and Qualifications
Dale M. Applequist	68	1997	Dale M. Applequist served as CEO and co-founder of Cash Plus, Inc from 1978 through 1998. In that capacity he helped to launch and build multiple brands. He also was a partner and director of Campbell-Mithun Advertising, LLC from 1990 to 1998.

Mr. Applequist brings a wealth of advertising, marketing and brand building experience to our Board of Directors for packaged goods, restaurants, hospitality and other retail brands. Mr. Applequist has a broad range of business experience both as an owner and board member of privately-held companies. He is a resource for our research and marketing departments and has extensive institutional knowledge from his years acting as a director with our company.

James M. Damian	65	2006

James M. Damian served as Senior Vice President, Chief Design Officer of Best Buy's Customer Experience Design Group, from 1998 through 2010. Prior to that time, Mr. Damian has held various executive posts throughout the retail industry including Harvey Nichols, a London-based luxury retailer; B. Altman & Co., a specialty department store; R.H. Macy &Co., as Group Vice President of Store Design; and as President of Hindsgaul Mannequins Worldwide, Copenhagen, London, Paris and New York. He also served as a member of the board of directors of the Minnesota Orchestra from 2003 to 2013. Mr. Damian currently serves on the boards of directors of Century Park Capital Partners, a Los Angeles based private equity firm; Moss Inc., an exhibition design and manufacturing company based in Chicago; and is Co-Founder and member of the Dotopia Foundation Board for Social Responsibility.

While at Best Buy, Mr. Damian was responsible for reinventing the experience of shopping in mass specialty retail. He uses this experience to bring to our company the relentless pursuit of new concepts that go against the grain and challenge the status quo. He also has expertise in concept development and guest experience and how these transfer to an international model that fits in other cultures.

2016 Annual Meeting of Shareholders | 11

Name	Age	Director Since	Business Experience and Qualifications
Cynthia L. Davis	54	2014

Cynthia L. Davis most recently served as an executive at Nike for 10 years. She was Vice President of Nike Inc. and President of Nike Golf from 2008 to December, 2014. She also has been a member of the board of directors for Kennametal Inc. since December 2012, where she serves on the Audit and Governance Committees. In her role with Nike she led the over $800 million global golf business, including all product, marketing, sports marketing, sales, operations, finance, legal, and human resources responsibilities. She drove innovative profitable growth, and a team of athletes headlined by the two most iconic golf athletes. To that end, in 2013, she was recognized as one of Sports Illustrated's "50 Most Powerful People in Sports." Prior to joining Nike in 2005, Ms. Davis was the Senior Vice President of Golf Sponsorships, Sports Marketing and New Media for the Golf Channel. Leading up to that, she was the President and CEO of The Arnold Palmer Golf Company after serving as Vice President of the Ladies Professional Golf Association (LPGA). She is a former chairperson of the National Golf Foundation (NGF) and has served on the Golf 20/20 Executive Committee.

Through her business background, Ms. Davis brings to our Board of Directors significant global business leadership skills. She has experience in strategic planning, innovation and consumer initiatives, go-to-market growth plans, and expertise in the sports industry. She also brings corporate governance experience to our Board, through her experience with other public companies.

Michael P. Johnson	68	2006

Michael P. Johnson has served as President and CEO of J & A Group, LLC, a business and management consulting company, since June 2008. In March 2008, Mr. Johnson retired as Senior Vice President and Chief Administrative Officer of The Williams Companies, a publicly-held energy company, having joined The Williams Companies in 1998. In this role, he was responsible for human resources, information technology, purchasing, real estate/facilities and security, and he served as Chairman of the board of directors of the Williams Foundation. From 1991 to 1998, Mr. Johnson served in various officer-level positions for Amoco Corporation, most recently as Vice President of Human Resources, which included domestic as well as international responsibilities. Mr. Johnson serves on the board of directors of CenterPoint Energy, Inc. and the QuikTrip Corporation, a privately-held retail gasoline, food and convenience store company. Mr. Johnson also serves on the boards of several charitable organizations and foundations.

Mr. Johnson brings to our Board of Directors significant experience in corporate and retail strategy development, human resources and organizational development. He has senior management experience in leading global shared services organizations through all business cycles and large-scale organizational improvement, which has made him an important resource to our company. He also has public company corporate governance experience.

12 | 2016 Annual Meeting of Shareholders

Name	Age	Director Since	Business Experience and Qualifications
Warren E. Mack	71	1994

Warren E. Mack has been an attorney with the law firm of Fredrikson & Byron, P.A. since graduating from the University of Chicago Law School in 1969, serving as its Chairman from 1999 to 2004 and its President from 1985 to 1997. In 2006 Mr. Mack was named one of Minnesota's Five Outstanding Directors by Twin Cities Business. Mr. Mack chairs the board of directors of the Minnesota Orchestra, is a past chair of the board of directors of Buena Vista University and is a member of the board of directors of North Memorial Health Care.

Mr. Mack brings a shareholder's perspective and many years of experience working to create shareholder value on public and private company boards. Mr. Mack's law practices focuses on representing investors, which gives him extensive corporate governance knowledge.

J. Oliver Maggard	61	1999

J. Oliver Maggard has served as Managing Partner of Caymus Partners LLC, an investment banking firm, since October 2002, and as a Managing Partner of Caymus Equity Partners, LLC, a private equity firm, since its founding in 2012. From January 1995 to October 2002, Mr. Maggard was a Managing Director and Partner of Regent Capital Management Corp., a private equity firm which he co-founded. Prior to founding Regent Capital, Mr. Maggard held various positions with Bankers Trust Company, Kidder Peabody & Company, Inc., Drexel Burnham Lambert Incorporated, and E.F. Hutton & Co. Mr. Maggard also serves as a director of Phoenix Aromas & Essential Oils,  LLC and of three portfolio companies of Caymus Equity Partners, LLC, all privately-held companies.

Mr. Maggard has significant financial experience and brings strong leadership to our Board of Directors and its Audit Committee. He understands the intricacies of restaurant-level financials as well as how they have an impact on the financials of the overall company.

Jerry R. Rose	65	2010

Jerry R. Rose served as Corporate Vice President of Cargill, Inc. from 2004 to September 2012. He was a member of the Corporate Center and a platform leader for the Cargill Animal Nutrition, Animal Protein & Salt Platform and the Cargill BioFuels, BioIndustrial & Emerging Business Platform. He joined Cargill in 1973 and had various accounting and executive positions with the company. He oversaw international investment activities and acquisitions, as well as the Cargill Global Business Excellance Activity, which focused on developing high-performance businesses. Mr. Rose is a past Chairman of the Malcolm Baldrige Award Board of Overseers and is a director for Daybreak Foods.

Mr. Rose brings to our Board of Directors financial experience, as well as a wealth of knowledge on international business. He has senior management experience in a large global organization and is an important resource to the company as it expands both domestically and internationally. He brings expertise in food production and processing, food manufacturing, financial markets, transportation and animal nutrition.

2016 Annual Meeting of Shareholders | 13

Name	Age	Director Since	Business Experience and Qualifications
Sally J. Smith	58	1996

Sally J. Smith has served as our Chief Executive Officer and President since July 1996. She served as our Chief Financial Officer from 1994 to 1996. Prior to joining Buffalo Wild Wings, she was the Chief Financial Officer of Dahlberg, Inc., the manufacturer and franchisor of Miracle-Ear hearing aids, from 1983 to 1994. Ms. Smith began her career with KPMG LLP, an international accounting and auditing firm. Ms. Smith is a CPA. Ms. Smith serves on the boards of directors of The Hormel Corporation and Alerus Financial Corporation, Allina Health Systems and the National Restaurant Association, where she served as chairperson in 2011.

Ms. Smith has led our company through significant growth and success. Her financial background gives her focus on the details of restaurant economics and her involvement in the National Restaurant Association exposes her to the current issues in the restaurant industry. Her election as 2011 chairperson demonstrates that she is respected as an industry leader.

14 | 2016 Annual Meeting of Shareholders

ELECTION OF DIRECTORS (PROPOSAL #1)

        Our Bylaws provide that the number of directors shall be the number set by the shareholders at each regular meeting (though the Board of Directors or shareholders may increase or decrease the number between regular meeting). The Bylaws require that we have at least one director. In accordance with our principles of corporate governance, which require at least seven directors, and the recommendations of the Governance Committee, the Board of Directors set the number of directors at eight and selected the persons listed below as nominees to be elected at the 2016 Annual Meeting of Shareholders. Unless otherwise instructed, the proxies will be voted to elect the eight nominees listed above, thereby setting the number of members of the Board at eight. The election of the nominees to the Board requires the affirmative vote of a plurality of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter. However, if an individual director does not receive enough votes to meet this plurality standard, our Principles of Corporate Governance require that the director submit their resignation.

        If elected, the individuals listed above shall serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. All of the nominees are members of the current Board of Directors. If, prior to the 2016 Annual Meeting of Shareholders, it should become known that any one of the following individuals will be unwilling or unable to serve as a director after the 2016 Annual Meeting by reason of resignation, death, incapacity, or other unexpected occurrence, the proxies will be voted for such substitute nominee(s) as may be selected by the Board. Alternatively, the proxies may, at the Board's discretion, be voted for such fewer number of nominees that may result from such resignation, death, incapacity, or other unexpected occurrence. The Board has no reason to believe that any of the nominees listed above will withdraw or be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE DIRECTORS

2016 Annual Meeting of Shareholders | 15

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

        The Compensation Discussion and Analysis ("CD&A") describes our executive compensation program, including the objectives and elements of compensation as well as determinations made by the Compensation Committee (referred to in this CD&A as the "Committee") regarding our named executive officers ("NEOs"):

  •
  Sally J. Smith, President and Chief Executive Officer

  •
  James M. Schmidt, Chief Operating Officer

  •
  Mary J. Twinem, Executive Vice President and Chief Financial Officer

  •
  Judith A. Shoulak, Executive Vice President, President North America Buffalo Wild Wings

  •
  Kathleen M. Benning, Executive Vice President, Chief Strategy Officer and Business Development

        The objective of our executive compensation program is to enable the company to recruit, retain and motivate a highly qualified management and leadership team by providing market-based levels of compensation in a way that builds a strong leadership team as a model for the entire organization. Our overall executive compensation design philosophy reflects the Committee's desire to align management's actions with the interests of our shareholders. Accordingly, a substantial percentage of the compensation for our named executive officers is at-risk and based primarily on company performance. Our executives, as a team and individually, will benefit from larger rewards when performance objectives are exceeded and conversely will receive lower or no rewards when performance falls below targeted levels.

        Buffalo Wild Wings is focused on profitable growth that builds shareholder value. To accomplish this goal, we attract, motivate, retain, and fairly reward executive talent with a competitive compensation plan composed of three main elements, which we collectively refer to as "total direct compensation": (1) base salaries; (2) annual cash incentive compensation; and (3) equity incentive compensation in the form of performance-based restricted stock units ("PRSUs") and stock options. The Committee makes its compensation design decisions based on the following principles: holding executives accountable for the company's goals, ensuring alignment with shareholder interests, encouraging Team Member engagement and optimizing results.

EXECUTIVE SUMMARY

Company Performance Highlights for 2015

        We continued to deliver on our strategy to remain a category-leading and high-growth restaurant concept while investing in the future. In, 2015, we opened 51 new company-owned Buffalo Wild Wings. We purchased 54 Buffalo Wild Wings restaurants from our franchisees in 2015, which will contribute to revenue and earnings growth in 2016 and beyond. Our franchisees in the United States opened 40 Buffalo Wild Wings locations. Same-store sales at company-owned Buffalo Wild Wings increased 4.2%, ahead of the casual dining industry's rate. Our revenue increased nearly 20% but net earnings growth of 1% was tempered by one-time acquisition costs, higher costs for traditional chicken wings, and rising wage rates and benefit costs.

16 | 2016 Annual Meeting of Shareholders

2016 Annual Meeting of Shareholders | 17

 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among Buffalo Wild Wings, Inc., the NASDAQ Composite Index, and S&P 600 Restaurants Index

*
$100 invested on 12/26/10 in stock or 12/31/10 in index, including reinvestment of dividends.

Indexes calculated on month-end basis.

Copyright© 2015 S&P, a division of The McGraw-Hill Companies Inc. All rights reserved.

•
We achieved strong results in new and existing restaurants to deliver net earnings growth of 0.9%. We provided value to our shareholders with earnings per diluted share of $4.97 for the year.

•
We increased our presence with 92 net additional Buffalo Wild Wings restaurants, ending the year with 1,163 locations across the world. Our international franchise partners opened 10 new Buffalo Wild Wings in Mexico, the Philippines, the Kingdom of Saudi Arabia, and the United Arab Emirates. We also have 12 restaurants open with our emerging brands concepts: 2 PizzaRev restaurants, 4 company-owned R Taco restaurants and 6 franchised R Taco restaurants. We ended the year with 1,175 total locations.

•
We achieved company-owned same-store sales growth of 4.2% and franchised restaurant same-store sales growth of 2.5%.

•
These increases and our unit growth helped to drive a 19.6% increase in revenue, which resulted in total revenue of $1.81 billion for 2015. Revenue consists of sales at company-owned restaurants and royalties collected from sales at franchised restaurants.

•
We kept our focus on long-term success by investing in technology and innovation at the restaurants and in the Home Office, international expansion, and emerging brands.

•
Our Board of Directors authorized a share repurchase program for up to $200 million of our common stock in November 2015.

ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

        At Buffalo Wild Wings, there are three main components to the total direct compensation opportunity for our executive officers: base salary, annual cash incentive and long-term equity incentive compensation. A large proportion of total direct compensation is performance-based, not guaranteed, and fully at risk. This results in a close alignment between executive rewards and the creation of long-term shareholder value. Our incentive plans are also focused on rewarding our executive team for driving sales and earnings growth. The chart below provides a view of each of the three main components of total direct compensation for our CEO and the average of our other named executive officers. Each of these components is described in more detail in the section "2015 Executive Compensation".

18 | 2016 Annual Meeting of Shareholders

Component	CEO Target Pay Mix	Other NEOs Target Pay Mix	Description
Base Salary			Base Salary: Base salary represents the fixed pay component and is set at a level that reflects the executive's internal role as well as the external market value from competitive benchmarking

Annual Cash Incentive Program (CIP)
Annual CIP award opportunity:

Payout can range from 0 to 200% of target on most metrics, which include company performance (80% weighting in total) and individual performance (20% weighting).

Company performance metrics include total revenue, net income, same store sales, and restaurant openings.

Individual performance includes key initiatives or results that are needed to support business growth and success

Equity Incentive Program (EIP) • PRSUs • Stock Options

The EIP is comprised of two components:

75% in Performance-Based Restricted Stock Units (PRSUs):

From 0 to 100% of PRSUs granted can be earned based on achievement of cumulative net income over a three year performance period

25% in Stock Options:

Tied to shareholder value, and only have value if the future share price is above the exercise price

Total Direct Compensation
For the CEO, 78% of the target total direct compensation is performance-based and at risk to ensure that a significant portion of pay is directly linked to company results and the creation of long-term shareholder value.

For the other named executive officers, they had an average of 67% of their target total direct compensation that is performance-based and at risk.

2016 Annual Meeting of Shareholders | 19

SUMMARY OF 2015 EXECUTIVE PAY ACTIONS

        The following is a summary of the pay actions for 2015 approved by the Committee for our named executive officers. Refer to the "2105 Executive Compensation" section later in this Compensation Discussion & Analysis for a more detailed explanation of how the payouts were determined under these cash and equity incentive programs for 2015.

Base Salaries

        The Committee approved base salary adjustments of our named executive officers effective March 23, 2015. For the CEO, the salary adjustment was 16.7% and represented a combination of a merit increase and a market adjustment to align her salary more closely with the market median of our peers. For the other named executive officers, the average adjustment was 2.9% and considered market position, performance and time since last increase.

Annual Cash Incentive Program (CIP)

2015 CIP Payout: Although the company achieved strong results for 2015, the performance was below its 2015 targets on several metrics that determine the annual cash incentive awards under the CIP. As a result, a payout of 76.2% of target was earned on the company performance portion of the CIP, which accounts for 80% of the CIP award opportunity. This is down significantly from last year where the company performance payout was 155.8% of target. Combined with the payout earned on individual performance (the remaining 20% of CIP), where many of the expectations for the year were either met or exceeded, the CIP total award for our CEO was down 39% from last year. For other named executive officers, the total CIP awards were down an average of 41% from last year.

Equity Incentive Program (EIP)

2013-2015 PRSU Payout: The performance-based portion of our EIP payout is determined by the three-year cumulative net income of the company. Under the terms of the EIP, a percentage of the performance-based restricted stock units (PRSUs) granted to our named executive officers on April 1, 2013 was earned based on the company's cumulative net income for the three fiscal years ended December 27, 2015. As a result of the strong growth in net income over this period, especially in fiscal 2013 and 2014, a payout of 100% of the share units granted was earned for these PRSUs. This represented the maximum payout that could be earned.
20 | 2016 Annual Meeting of Shareholders

        Refer to the "2015 Executive Compensation" section on page 24 of this CD&A for a more detailed explanation of how the payouts were determined under these cash and equity programs for 2015.

EXECUTIVE COMPENSATION GOVERNANCE AND PRACTICES

        At Buffalo Wild Wings, our executive compensation program operates within a corporate governance framework that is designed to ensure independent oversight, objective advice and analysis, appropriate risk management, and transparency. Our executive compensation program is designed with our shareholder long-term interests in mind. The following are some of the key elements of our governance framework and the key executive compensation practices that demonstrate our commitment to pay for performance and our total rewards philosophy.

Governance

  •
  The compensation of our named executive officers is reviewed and established annually by the Committee, the members of which are independent directors, as defined by the SEC and NASDAQ. The CEO's compensation is approved by all the independent directors of the full Board.

  •
  The Committee engages an independent compensation consultant to advise on the compensation program design and provide comparison data.

  •
  The Committee utilizes a peer group of retail and restaurant companies as one factor to setting base salaries or the target total direct compensation opportunity. This allows the Committee to ensure competitiveness in the market. The Committee annually reviews the companies included in the peer group to ensure that still meet selection criteria.

  •
  The Committee engages its independent compensation consultant to perform an annual risk analysis of compensation programs for the executive officers as well as the other field and Home Office Team Members, as more fully described on page 22.

  •
  Buffalo Wild Wings prepares and reviews with the Committee tally sheets summarizing the compensation of each named executive officer. This information is used by the Committee to understand the implications of its decisions on compensation for the named executive officers.

Practices

  •
  A substantial portion of the compensation for our executives is at risk and results in payouts only to the extent Buffalo Wild Wings and the executive accomplish goals approved by the Committee and the Board of Directors.

  •
  Share ownership among our executive team is important and there are ownership guidelines in place for alignment with shareholder interests and to ensure that an expected level of ownership is maintained.

  •
  Each of our named executive officers is party to an employment agreement that provides for separation payments if the executive is terminated without cause or if the executive resigns for good reason and for acceleration of these payments if the separation occurs within one year of a change in control. The change of control feature is a "double trigger" arrangement, requiring both a change in control and a termination of employment before payments are accelerated.

  •
  The Company does not provide tax gross-ups or cash allowances to its executive officers.

  •
  There is a documented process for how and when long-term incentives are granted. The Company does not grant discounted options with an exercise price below fair market value on the grant date.

  •
  Executive officers are subject to a written clawback policy under which the company will seek to recover or cancel cash or equity-based incentive compensation previously provided to an executive if the executive's misconduct caused or contributed to the issuance of materially noncompliant financial statements that were used to determine the amount of the compensation and were required to be restated.

  •
  There is an anti-hedging policy in place for executive officers and directors, as well as an insider trading policy.
2016 Annual Meeting of Shareholders | 21

THE EXECUTIVE COMPENSATION PROCESS

The Role of the Compensation Committee

        The Committee met six times during 2015. In these meetings, the Committee reviewed and discussed the regular agenda items that are part of its annual planning calendar. Our CEO, COO and Senior Vice President of Talent Management attend the meetings on behalf of management, except when their own compensation is being discussed.

        The Committee's responsibilities are described in the Committee Charter and include the following:

  •
  Periodically review and approve the company's compensation philosophy, policies and programs that in the Committee's judgment support the company's strategy and are consistent with the long-term interest of shareholders.

  •
  Annually review each element of the program to ensure alignment with the philosophy and goals of the company.

  •
  Handle all aspects of the compensation for executive officers and the design, goal setting, and payout determination for the company's incentive programs.

  •
  Monitor the compensation of the executive officers and adjust as necessary to align with the total rewards philosophy.

  •
  Evaluate the CEO's performance against the company's goals and objectives and, based upon this evaluation, recommend to the independent directors the CEO's compensation. The CEO is not included in any discussions or decisions related to her pay.

  •
  Review the CEO's evaluations of the other executive officers' performance relative to their individual goals and objectives and her recommendations for the compensation of the other executive officers, and approve the compensation of the other executive officers, including their employment agreements and special or supplemental benefits.

  •
  Review and approve modifications to all of the following compensation and benefits plans: Equity Incentive Program, Cash Incentive Program, Deferred Compensation Plan, ESPP Plan and 401K Plan. Make recommendations to the Board of Directors for shareholder approval of any new or amended equity-based compensation plans.

  •
  Approve equity-based grants for any Team Member subject to the requirements of Section 16 of the Exchange Act.

  •
  Ensure the effectiveness of the leadership development process by reviewing annual development and succession plans with respect to the CEO and other executive officers.

The Role of the Compensation Consultant

        To assist in reviewing and setting 2015 compensation, the Committee again retained FW Cook as its independent compensation consultant. FW Cook reports directly to the Committee, independent of management. The Committee assessed the independence of FW Cook and took into account related factors in accordance with SEC and NASDAQ rules and concluded that the work of FW Cook did not raise any conflict of interest that would prevent them from independently advising the Committee. In addition:

  •
  The Committee consults with FW Cook regarding the company's compensation plans, policies, and annual programs.

  •
  FW Cook provides recommendations based on compensation trends and regulatory/compliance developments.

  •
  FW Cook is only engaged to provide services to the Committee and the Board, and does not provide any other consulting services to the company, other than supporting the Governance Committee in their recommendation of non-employee director compensation.

The Role of the Chief Executive Officer

        After the end of each fiscal year, the CEO completes a performance evaluation for each executive officer, which includes an evaluation of performance against individual objectives. Based on these evaluations, the CEO makes a recommendation on the portion of the cash incentive tied to individual performance that each executive officer should receive as well as a

22 | 2016 Annual Meeting of Shareholders

recommendation for each executive officer's base salary and target payout opportunities for the upcoming year under the CIP and EIP. The evaluations and recommendations are then provided to and discussed with the Committee, which makes the final compensation determinations for each executive officer. The CEO does not make any recommendations in relation to CEO compensation.

OUTCOME OF THE 2015 SHAREHOLDER ADVISORY VOTE

        We conduct an annual shareholder advisory vote on the compensation of the company's named executive officers. This vote is not binding on the company; however, the Committee does take into account the outcome of the vote when making future compensation decisions.

        Our 2015 Say-on-Pay proposal was supported by over 99.4% of our shareholders who voted on the proposal. Although the Committee always considers changes to the compensation programs to enhance effectiveness and alignment, it did not make any significant changes to the executive compensation program for 2015 because it felt that the compensation program fairly motivated and compensated executive officers, and because it believed the say-on-pay vote demonstrated the strong support of our shareholders for continuing the program in its existing form. For more information, see Proposal #2, ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION on page 32.

PEER GROUP

        The Committee uses information gathered from our peer group as one of multiple factors in analyzing executive compensation. FW Cook assists the Committee in determining which companies belong in our peer group. The Committee annually evaluates the composition of the peer group and makes appropriate changes to the peer group to ensure that we maintain a group of restaurant and retail companies whose operations and size are similar to ours. Data from these peer group companies was used to inform decisions regarding executive compensation for 2015. One company, Einstein Noah Restaurant Group, was acquired in the last year and has been eliminated from our peer group. The peer group as approved by the Committee in August 2015 now consists of the following 17 companies:

BJ's Restaurants, Inc.	Domino's Pizza, Inc.
Bloomin' Brands, Inc.	Dunkin' Brands Group, Inc.
Bob Evans Farms, Inc.	Hibbett Sports, Inc.
Brinker International, Inc.	Panera Bread Company
Cheesecake Factory, Inc.	Red Robin Gourmet Burgers, Inc.
Chico's FAS, Inc.	Ruby Tuesday, Inc.
Chipotle Mexican Grill, Inc.	Texas Roadhouse, Inc.
Cracker Barrel Old Country Store	Ulta Salon, Cosmetics and Fragrance, Inc.
DineEquity, Inc.

TOTAL REWARDS PHILOSOPHY

        As a long-term growth company, our total rewards philosophy strives to maximize the principles of accountability, alignment, engagement and optimization among our Team Members. Our philosophy is to "pay for performance" by designing our compensation programs to reward Team Members for company and individual success.

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        Our philosophy is supported by four specific Total Rewards Principles, which serve as the guiding framework to our specific compensation programs and approaches we use to drive performance. The following chart outlines the key objectives and purpose of our rewards programs for each of these four principles.

        Our executive compensation program is structured so that our base salaries are positioned around the median of the competitive market. We set aggressive annual and long-term goals in order to drive behaviors and results that will provide shareholder value that meets or exceeds expectations. Our annual cash incentive and long-term equity incentive programs are designed so that we provide total rewards that are commensurate with actual results. We believe that a substantial portion of the compensation for our executives should be at risk and received only to the extent Buffalo Wild Wings and the executive accomplish goals approved by the Committee and the Board of Directors. At-risk compensation comprises a greater percentage of target total direct compensation for our executives than other Team Members.

2015 EXECUTIVE COMPENSATION

Base Salary

        We set base salaries for our executive officers to be competitive with the market median of our peers and to allow us to attract and retain executive talent. In our target pay mix for 2015, base salaries are the smallest component, comprising 22% of the target total direct compensation opportunity for our CEO and 33% on average for our other named executive officers. Our committee reviews base salaries annually, and considers competitive market data provided by its independent consultant and performance of the executive officer when making base pay decisions. The Committee at its meeting on February 12, 2015 approved the base salary adjustments shown in the following tables. For the CEO, the salary adjustment represented a combination of a merit increase and a market adjustment to align her salary more closely with the market median of our peers. For the other named executive officers, their adjustments were merit increases that considered market position, performance and time since last increase. These base salary adjustments were effective beginning March 23, 2015.

Base Salaries
	2015	2014	Percentage Increase
Sally J. Smith	$875,000	$750,000	16.7%
James M. Schmidt	$515,000	$503,250	2.3%
Mary J. Twinem	$450,000	$440,000	2.3%
Judith A. Shoulak	$415,000	$395,750	4.9%
Kathleen M. Benning	$356,000	$348,250	2.2%
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Cash Incentive Program (CIP)

        Our CIP provides our executive officers with an annual incentive opportunity that is tied to company performance and individual performance. The CIP metrics for company performance are focused on driving sales and earnings growth. Company performance is weighted at 80% of the CIP opportunity. The other 20% weighting is on individual performance, which are specific goals for each executive officer. They generally include the key initiatives or results that are needed to support business growth and success. The individual objectives for our CEO are agreed upon at the beginning of each year between our CEO and the Committee when the Committee reviews CEO performance for the previous year. The individual performance for the remaining executive officers are agreed upon by the CEO and the respective executive officers and are reviewed by the Committee.

        The Committee approved the following target annual CIP opportunities for the named executive officers for 2015. Each CIP opportunity is entirely at risk, meaning that if threshold performance is not met on any of the metrics including individual performance, then no CIP award would be earned. The Committee considered competitive market data provided by its Consultant in establishing these target CIP levels for 2015.

	Position Title	2015 Target CIP Opportunity (% of Base Salary)
Sally J. Smith	President and Chief Executive Officer	100%
James M. Schmidt	Chief Operating Officer	85%
Mary J. Twinem	EVP, and Chief Financial Officer	80%
Judith A. Shoulak	EVP, President North America Buffalo Wild Wings	80%
Kathleen M. Benning	EVP, Chief Strategy Officer and Business Development	80%

        The following table shows the performance metrics and their weighting for the 2015 annual CIP award opportunity. This table also shows the range of payout opportunity from threshold to maximum on each metric, and the performance goals equal to the 2015 Plan for a target payout on each company performance metric. For performance between any of the levels specified in the table, there is an interpolation of the payout that is in proportion to the performance actually achieved.

			CIP Payout
Performance Metrics	Weight	2015 Plan	Threshold (% of Target Payout)	Target Payout	Maximum (% of Target Payout)
Total Revenue	25%	$1.798 Billion	50%(1)	100%	200%
Net Income	30%	$111.87 Million	50%(1)	100%	200%
Same Store Sales % Increase (annual)	10%	4.44%	0%(1)	100%	200%
Same Store Sales (no. positive quarters)	5%	4	25%(1)	100%	100%
Restaurant Openings (all Enterprise)	10%	114	Actual as % of Plan	100%	Actual as % of Plan
Individual Performance	20%	Individual goals vary by executive	0%	100%	200%

(1)
Performance below Threshold levels for these metrics results in no payout.
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CIP PERFORMANCE METRICS

        The CIP metrics for company performance are focused on driving sales and earnings growth, as well as our continued expansion of restaurant locations.

        Company performance is weighted at 80% of the CIP opportunity. The other 20% weighting is on individual performance.

        Company Performance.    The following table shows the company performance results achieved on each metric for 2015, and the resulting payout that was earned under the CIP. On an overall basis, a CIP payout of 76.2% of target was earned for the company performance metrics for 2015.

Performance Metrics	Weight	2015 Plan	2015 Actual Performance (as adjusted)(1)	% of Plan Achieved	% of Target Payout Achieved on Company Performance
Total Revenue	25%	$1.798 Billion	$1.768 Billion	98.3%	83.5%
Net Income	30%	$111.87 Million	$96.93 Million	86.7%	63.3%
Same Store Sales % Increase (annual)	10%	4.44%	3.23%	72.7%	72.7%
Same Store Sales (no. positive quarters)	5%	Pos. all qtrs.	Pos. all qtrs.	100.0%	100.0%
Restaurant Openings (all Enterprise)	10%	114	101	88.6%	88.6%
TOTAL	80%				76.2%

(1)
During 2015, the company made its largest acquisition of franchised locations in its history. The acquisition added 41 company restaurants as of the transaction closing date in August 2015. The impact on revenues and net income from this acquisition was not anticipated when the 2015 Plan was finalized and approved. The Committee considered reasonable means of addressing the impact of the acquisition while maintaining a close alignment of pay and performance within the CIP for 2015. The Committee approved the following adjustments for purposes of the CIP: total revenue excludes post-acquisition budgeted revenue from the acquired restaurants, which had the effect of lowering reported revenues by $44.1 million to $1.768 billion for purposes of the CIP, and reported net income was adjusted by backing out from reported results the post-acquisition budgeted income generated from the acquired restaurants as well as the one-time acquisition costs, which had the effect of increasing net income by $4.3 million to $96.93 million for purposes of the CIP.

        The following is the company performance achieved for 2015 and the resulting CIP payout that was earned on each metric.

  •
  Total revenue—the company achieved record revenues in 2015 of $1.768 Billion (on an adjusted basis), which was 98.3% of plan resulting in an 83.5% of target payout.
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  •
  Net income—the company achieved net income in 2015 of $96.93 Million (on an adjusted basis), which was 86.7% of plan resulting in a 63.3% of target payout.

  •
  Same Store Sales—the company achieved a same store sales increase of 3.23% for 2015, which was below plan and resulted in a 72.7% of target payout. For 2015, the company achieved positive same store sales in all four quarters so that 100% of the target payout was earned on this metric.

  •
  Restaurant openings—the company achieved 88.6% of plan for enterprise restaurant openings (company-owned and franchised). Payout earned was 88.6% of target on this metric.

  •
  Based on these results and the weighting of each metric, the overall payout earned on company performance for 2015 was 76.2% of the target. This represents 80% of the total CIP award opportunity for our named executive officers.

        Individual Performance.    In addition to the company performance metrics identified above, our named executive officers also have an opportunity to earn a portion of their CIP award based on their individual performance against objectives. This portion of CIP allows us to reward executives for their contributions to key initiatives or results that are needed to support business growth and success. The following table shows the % of target payout earned for 2015 on individual performance for 2015 (range in potential payout is 0% to 200% of target).

	Position Title	% of Target Payout Achieved on Individual Performance
Sally J. Smith	President and Chief Executive Officer	110%
James M. Schmidt	Chief Operating Officer	120%
Mary J. Twinem	EVP, and Chief Financial Officer	110%
Judith A. Shoulak	EVP, President North America Buffalo Wild Wings	100%
Kathleen M. Benning	EVP, Chief Strategy Officer and Business Development	100%

        The Committee and the Board of Directors conduct a CEO evaluation at the end of the year to assess the extent to which the CEO's individual performance was achieved. This evaluation begins first with the CEO providing a self-assessment of her results on each objective. Each Board member then does an evaluation of the CEO's performance using a third party service to combine and report on the results. The Committee and Board then discuss the evaluation results and agree upon an overall performance rating and payout on the CEO's individual performance. A payout of 110% of target was approved for the CEO considering her results for 2015 with driving growth of emerging brands and international, accomplishing several key initiatives on talent development and engagement, and leading organizational change to support the strategic direction and future vision of the company. This is down from a payout for 2014 on individual performance for the CEO of 166.7% of target.

        The Committee approved the payout earned on individual performance for the other named executive officers after reviewing and discussing the results that were achieved toward individual objectives of each executive for 2015. The average payout for the named executive officers other than CEO was 107.5% of target, down from an average payout for 2014 of 147.4% of target

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        Total CIP Award Earned.    The 2015 total CIP award earned by each named executive officer is determined by adding together the payout earned for company performance and the payout earned for individual objectives, as shown below:

        The table below shows the final total CIP payout earned for 2015 by each named executive officer, with a comparison to actual total CIP payouts earned for 2014. This shows that the total CIP payouts for all of the named executive officers were down significantly over last year as a result of the company missing its 2015 Plan targets on several metrics.

	2015 Actual CIP Payout
				Actual 2015 CIP Payout as a % of Target	% Change in Actual CIP Payout (2015 vs. 2014)
Named Executive Officer	For Company Performance	For Individual Performance	TOTAL
Sally J. Smith	$533,680	$192,500	$726,180	83%	–39%
James M. Schmidt	$267,040	$105,060	$372,100	85%	–41%
Mary J. Twinem	$219,600	$79,200	$298,800	83%	–40%
Judith A. Shoulak	$202,500	$66,400	$268,900	81%	–43%
Kathleen M. Benning	$173,740	$56,960	$230,700	81%	–42%

Equity Incentive Program (EIP)

        The Committee believes that equity incentives are a critical component of the total compensation mix for our executive officers and other key leaders. They provide a reward opportunity for our executive team that is directly aligned with the long-term interests of shareholders. As an incentive, there is only payout value if certain long term company performance goals are achieved or shareholder value is created.

        The Committee establishes a target EIP award value for each named executive officer, as shown in the table below. These percentages, when multiplied by base salary, determined the total value of EIP annual awards that our named executive officers were eligible to receive during 2015. The Committee considered competitive market data provided by its Consultant in establishing these target EIP levels for 2015, which were unchanged from 2014.

	Position Title	2015 Target EIP Award Opportunity (% of Base Salary)
Sally J. Smith	President and Chief Executive Officer	250%
James M. Schmidt	Chief Operating Officer	140%
Mary J. Twinem	EVP, and Chief Financial Officer	120%
Judith A. Shoulak	EVP, President North America Buffalo Wild Wings	115%
Kathleen M. Benning	EVP, Chief Strategy Officer and Business Development	115%
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        The EIP target award opportunity is used to determine the total grant date fair value of equity awards for our named executive officers, which is then split between grants of Performance-Based Restricted Stock Units (PRSUs) and stock options: 75% in PRSUs and 25% in stock options. We believe that this combination appropriately rewards management for achieving long-term profitable growth and the creation of shareholder value. It is important to note that PRSUs and stock options are performance-based awards, meaning that they only have value if performance conditions are met or shareholder value is created. Further, the Committee believes equity incentives with their vesting requirements assist in the retention of our executive team, which is critical to the success of our long-term growth strategy.

        Annual Grant of PRSUs.    Under the EIP, the company makes annual grants of PRSUs subject to certain vesting and performance conditions. During 2015, our named executive officers received a new annual grant of PRSUs representing the three year performance period ending with fiscal 2017 ("2015-2017 PRSUs"). The performance condition for the 2015-2017 PRSUs is three-year cumulative net income. Cumulative net income is defined as the sum of reported net income for a three year performance period, which for the 2015-2017 PRSUs is 2015, 2016 and 2017. This measurement was chosen because it is a long-term reflection of shareholder value. The Committee approved cumulative net income goals that determine the percentage of share units earned at threshold, target and maximum for the 2015-2017 PRSUs. No share units are earned if threshold performance is not achieved.

        The target number of 2015-2017 PRSUs that can be earned for each named executive officer is determined according to the following formula: the executive's target total EIP award opportunity times 75%, divided by the grant date fair value per share, equals the target number of PRSUs.

        The number of PRSUs actually granted is equal to the maximum number of PRSUs that can be earned, which is twice the target number of PRSUs. The company grants the maximum number of PRSUs that can be earned at the start of the performance period in order to lock in the share price that is used in expensing the PRSUs. Under the EIP, the grant date fair value per share for PRSUs is the average of the twenty data points representing the high and low stock price on the ten trading days prior to the date of grant. Grants are made on the first day of the second quarter. For the 2015-2017 PRSUs this was a grant date of March 30, 2015. The grant date fair value per share for this grant was $186.58.

        Annual Grant of Stock Options.    Under the EIP, the company makes annual grants of stock options to named executive officers subject to certain vesting conditions. During 2015, our named executive officers received an annual grant of stock options at the same time that the PRSUs were granted. The stock options vest in four equal annual installments at the end of each fiscal year starting with the year of grant. The stock options have a term that expiries at the seventh fiscal year end following the date of grant. The company grants Incentive Stock Options (ISOs) up to the maximum allowable limit for each executive, with the balance of the option value in Non-Qualified Stock Options (NQSOs). By granting ISOs, which can have favorable tax treatment, executives are encouraged to retain and hold for a longer period of time any stock acquired from an option exercise.

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        The number of stock options granted for each named executive officer is determined according to the following formula: the executive's target total EIP award opportunity times 25%, divided by the grant date fair value per option share, equals the number of stock options granted (which are then either ISOs or NQSOs as described above).

        Under the EIP, the grant date fair value per option is the estimated Black-Scholes Value ("BSV") for each option granted. The BSV is based on the updated valuation assumptions used for estimating the company's option expense under generally accepted accounting principles. Annual grants of stock options are made on the first day of the second fiscal quarter each year. For the stock options granted during 2015, the grant date was March 30, 2015. This grant had a BSV of $59.22 per option and an exercise price of $182.97, which was the closing share price on the date of grant.

        Payout Earned on 2013-2015 PRSUs.    Our named executive officers received a grant in 2013 of PRSUs ("2013-2015 PRSUs") that vested at the end of 2015 based on the degree to which the performance condition was satisfied. The performance condition for the 2013-2015 PRSUs was three-year cumulative net income. The Committee approved in February 2013 the following cumulative net income goals that determined the percentage of PRSUs earned at threshold, target and maximum for the 2013-2015 PRSUs. For performance between the specified levels, there is an interpolation of the payout that is in proportion to the performance actually achieved. No share units are earned if threshold is not achieved.

	Threshold	Target	Maximum
% of share units earned	37.5%	50%	100%
Cumulative Net Income Goal (in $ Millions)	$209.714	$226.232	$241.439

        For the three year performance period of 2013-2015, the company achieved cumulative net income of $260.717 million, which exceeded the goal for maximum payout of $241.439 million. As a result, the Committee approved a maximum payout for the 2013-2015 PRSUs—100% of the share units granted were vested, earned, and paid out in February 2016. This payout is included in the "Option Exercises and Stock Vested in Fiscal 2015" table on page 37.

Other Benefits

        Deferred Compensation Plan.    Our named executive officers are eligible to participate in a nonqualified deferred compensation plan (the "Deferred Compensation Plan"). The Deferred Compensation Plan is an unfunded plan that allows executives to defer up to 100% of their salary, CIP award, and/or PRSU payout. The company makes a monthly contribution to the plan on behalf of our named executive officers to provide additional retirement benefits and assist with retention. This contribution for our named executive officers is 12.5% of base salary and vests ratably over five years from date of hire. The Deferred Compensation Plan is described in more detail in the "Non-Qualified Deferred Compensation" section on page 37.

        Perquisites and Benefits.    Consistent with our commitment to emphasize pay for performance, our executive officers receive very few perquisites. We believe the perquisites we provide are reasonable and comparable to other companies we compete with for executive talent. The Committee periodically reviews the levels of perquisites and other personal benefits provided to our executive officers, and has recently approved reductions in these benefits as noted below.

        In addition to benefits available to all Team Members under company-wide health, dental, life, and disability insurance plans, the company provides executive officers the perquisites and benefits described below, which are quantified in the column "All Other Compensation" of the "Summary Compensation Table" on page 34.

  •
  Individual disability and term life insurance. The benefit levels provided under these policies were fixed at the time that the policies were issued, and have not been adjusted since then. As part of its annual review of these arrangements,
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    the Committee approved in February 2016 the elimination of both of these supplemental benefits for all executive officers effective at the end of 2016.

  •
  Executive physicals.

  •
  Personal financial planning and tax preparation services.

  •
  Company-owned vehicle for only the Chief Executive Officer and Chief Financial Officer.

Stock Ownership Guidelines

        We believe the executive officers and directors should have an appropriate level of equity ownership in order to align their interests with those of our shareholders. We encourage executive officers to own stock by providing opportunities for stock ownership through the exercise of stock options, payout of earned PRSUs, and purchase of stock through the Employee Stock Purchase Plan. For non-employee directors, a significant portion of their total remuneration is made out in fully-vested stock units annually. In May 2015, the value of their stock unit payout was increased to $95,000. In May 2011, the company instituted the following stock ownership guidelines to encourage ownership among its executives and non-employee directors:

Director/Officer	Amount of stock ownership required
Chief Executive Officer	Five times base salary
Chief Operating Officer	Three times base salary
Executive Vice Presidents	Three times base salary
Senior Vice Presidents	Two times base salary
Vice Presidents	One times base salary
Non-Employee Director	Five times annual cash retainer

        Executives and non-employee directors have six years from the implementation date of the guidelines (or date of hire, promotion or appointment) to reach their stock ownership guidelines. Under the guidelines, share ownership includes: shares held outright by the individual, shares acquired from the payout of PRSUs, vested "in the money" stock options, shares purchased through the Employee Stock Purchase Plan, and share equivalents held in deferred compensation accounts. Each of the named executive officers have met the ownership guidelines and all our non-employee directors have either met the guideline or are approaching the guideline in compliance with our phase-in period.

Anti-pledging/Anti-hedging Policies

        Executive officers and non-employee directors are prohibited from using Buffalo Wild Wings stock as collateral for margin loans, whether for the purchase of Buffalo Wild Wings stock or any other securities. Executive officers and directors also must not "sell short" or otherwise hedge their holdings of Buffalo Wild Wings stock.

Separation and Change in Control Arrangements

        The named executive officers, in accordance with the terms of their respective employment agreements and award agreements under equity compensation plans, are eligible for benefits and payments upon terminations of employment by the company without cause or by an executive for good reason as described under "Potential Payments Upon Termination or Change in Control" on page 38. We believe that severance arrangements generally are appropriate given the service provided, the additional time that may be required for senior executives to secure other employment, and the benefit to the company of obtaining non-compete and non-solicitation commitments and a general release of liability from each executive. In the context of a change in control, the Committee believes the use of a "double trigger" arrangement, requiring both a change in control and a termination of employment not for cause before accelerating vesting and exercisability of equity awards, appropriately addresses several goals. It reflects the value to the company of avoiding the distraction and loss of key executives that may occur in connection with any potential or actual change in control, without providing accelerated benefits to executives who continue to enjoy employment after such a transaction. At the same time, the arrangement is believed to be more attractive to acquiring companies, who may place significant value on retaining members of the company's executive team. Consistent with

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best practices, no excise tax or income tax gross-ups are provided to offset any tax liability as a result of any Change in Control separation or compensation plan payments.

Clawback Policy

        The company has an Incentive Compensation Recovery Policy for all executive officers ("Covered Executives"). Under this Policy, the company will seek to recover or cancel cash or equity-based incentive compensation previously provided to a Covered Executive if within three years from the date such incentive compensation was provided, the company is required to prepare an accounting restatement due to material noncompliance with any then applicable financial reporting requirement under the securities laws and misconduct by the Covered Executive caused or contributed to the noncompliance. The Committee believes that the officers who certify the company's financial reporting should not be unjustly enriched for prior reporting periods in the event of such a restatement.

Special Tax Considerations

        Section 162(m) of the Internal Revenue Code can potentially limit or disallow a federal income tax deduction to the company for compensation paid to our CEO and certain of our executive officers. One exception to Section 162(m)'s disallowance of a federal tax deduction applies to "performance-based compensation" paid pursuant to shareholder-approved plans.

        To ensure that 2015 annual cash incentive awards for executive officers are considered "performance-based compensation", the Committee approved a maximum annual incentive opportunity under the CIP for 2015 for each of the named executive officers expressed as a percentage of the individual's annual salary (Ms. Smith, 190%; Mr. Schmidt, 161.5%; Ms. Twinem, Ms. Shoulak and Ms. Benning, each 152%). The maximum incentive opportunity would become payable for each executive officer if the company achieved positive operating earnings for 2015, but the Committee retained and expected to exercise discretion to reduce the amount payable based on the company and individual performance factors described earlier in this section. After certifying that the company had achieved positive earnings for 2015 and that maximum payouts could be made for each executive officer, the Committee exercised its discretion to reduce the amounts payable and approved the 2015 actual CIP payouts as set forth in the table on page 28.

Say-on-Pay Frequency

        At the Annual Shareholders' Meeting held on May 4, 2011, shareholders supported the recommendation to perform an annual say-on-pay vote. Therefore, the company will hold an advisory vote on named executive officer compensation each year. The company expects to hold the next vote to determine the frequency of the compensation advisory vote at our 2017 Annual Shareholders' Meeting.

ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION (PROPOSAL #2)

        The company seeks a non-binding advisory vote from its shareholders to approve the compensation of the named executive officers as described in this proxy statement under "Executive Compensation" and "Compensation Discussion and Analysis."

        This proposal gives our shareholders the opportunity to express their views on the company's named executive officer compensation. Because the vote is advisory, it will not be binding upon the Board of Directors. However, the Committee will take into account the outcome of the vote when making future compensation decisions. Our 2014 compensation was supported by over 99% of our shareholders voting at the meeting, and the Committee did not make any significant changes to the compensation for 2015 because it felt that the compensation program fairly motivated and compensated our named executive officers, which was demonstrated by the strong support of the shareholders.

        The executive compensation program has been designed so that our targeted total direct compensation opportunity is competitive with the median of our peer group, with the opportunity through cash and equity incentives to earn above this level when the company's performance warrants it. The Committee looks to implement a compensation program that promotes

32 | 2016 Annual Meeting of Shareholders

consistent strong long-term growth in shareholder value and provides balanced incentives to executives and managers that reward a mix of annual and long-term financial performance.

        As discussed under "Compensation Discussion and Analysis," the company believes that under our compensation policies and decisions, the named executive officers have an opportunity to be rewarded for achievement of performance goals and long-term sustained growth in company value. The key drivers of named executive officer compensation were our fiscal 2015 company performance, our performance for the previous three years and the individual performance of our named executive officers.

        We are presenting this proposal, which gives you as a shareholder the opportunity to approve our named executive officer compensation as disclosed in this proxy statement by voting for or against the following resolution:

  RESOLVED, that the shareholders approve the compensation of the company's named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the company's proxy statement for the annual meeting of shareholders to be held May 12, 2016.

THE BOARD OF DIRECTORS BELIEVES THAT THE COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS IS APPROPRIATE AND RECOMMENDS A VOTE "FOR" THE
APPROVAL OF THE NAMED EXECUTIVE OFFICER COMPENSATION AS DESCRIBED IN THE
COMPENSATION DISCUSSION AND ANALYSIS AND THE COMPENSATION TABLES AND
OTHERWISE IN THIS PROXY STATEMENT.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        No member of the Committee was an officer or employee of the company during fiscal year 2015 or in any prior year, and no member of the Committee had a relationship which would require disclosure under Item 404(a) of Regulation S-K. There were no compensation committee interlocks as described in Item 407(e)(4) of Regulation S-K.

COMPENSATION COMMITTEE REPORT

        The Committee evaluates and establishes compensation for executive officers and oversees the deferred compensation plan, the equity plan, and other management incentive, benefit, and perquisite programs. Management has the primary responsibility for the company's financial statements and reporting process, including the disclosure of executive compensation. With this in mind, the Committee has reviewed and discussed with management the "Compensation Discussion and Analysis" found on pages 16-32 of this Proxy Statement. Based on the review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

        A copy of the current Compensation Committee Charter can be found on the Buffalo Wild Wings website at www.buffalowildwings.com.

Members of the Compensation Committee Michael P. Johnson, Chair Dale M. Applequist James M. Damian J. Oliver Maggard
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EXECUTIVE COMPENSATION DISCLOSURES

SUMMARY COMPENSATION TABLE

        The following table contains compensation information for the last three fiscal years relating to the Chief Executive Officer, Chief Financial Officer and the three other executive officers who were the most highly compensated for fiscal year 2015. Note that the CIP awards earned for each fiscal year are reported under the heading "Non-Equity Incentive Plan Compensation". The values shown under the headings of "Stock Awards" and "Option Awards" are the grant date fair values of the awards received in each fiscal year. Refer to the footnotes below for further explanation of all the items included in the Summary Compensation Table.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Sally J. Smith	2015	$841,346	$1,608,855	$546,837	$726,180	$0	$171,766	$3,894,984
Chief Executive Officer and	2014	$736,538	$1,376,657	$468,758	$1,184,725	$0	$161,634	$3,928,312
President	2013	$682,500	$1,339,297	$446,435	$919,800	$0	$149,865	$3,537,897
James M. Schmidt	2015	$511,837	$530,247	$180,206	$372,100	$0	$98,673	$1,693,063
Chief Operating Officer	2014	$495,644	$517,279	$176,140	$627,553	$0	$98,164	$1,914,780
	2013	$468,269	$454,412	$151,475	$499,320	$0	$97,489	$1,670,965
Mary J. Twinem	2015	$447,308	$397,136	$134,962	$298,800	$0	$101,728	$1,379,934
Executive VP and Chief	2014	$433,942	$387,683	$131,981	$499,268	$0	$97,481	$1,550,355
Financial Officer	2013	$414,135	$351,477	$117,156	$411,446	$0	$95,529	$1,389,743
Judith A. Shoulak	2015	$409,817	$350,936	$119,269	$268,900	$0	$86,928	$1,235,850
Executive VP, President North	2014	$388,817	$334,133	$113,762	$468,846	$0	$84,719	$1,390,277
America Buffalo Wild Wings	2013	$365,962	$311,476	$103,828	$364,635	$0	$85,666	$1,231,567
Kathleen M. Benning	2015	$353,913	$301,077	$102,332	$230,700	$0	$73,901	$1,061,923
Executive VP, Chief Strategy	2014	$341,990	$294,081	$100,113	$395,159	$0	$72,848	$1,204,191
Officer and Business Development	2013	$318,269	$273,575	$91,190	$320,288	$0	$73,717	$1,077,039

(1)
The amounts that are shown reflect the grant date fair value of PRSUs granted during fiscal years 2013, 2014, and 2015, assuming maximum performance based on the valuation calculated in accordance with FASB ASC Topic 718. For a discussion of our valuation assumptions, see footnote 1(w) to our audited financial statements included in our Annual Report on Form 10-K for each respective fiscal year, filed with the Securities and Exchange Commission. Note that PRSUs are subject to performance conditions over a three year period, and that the value shown in this table assumes that target performance is achieved, with 50% of the PRSUs granted being earned at the end of the three year performance period. Under the terms of the PRSU for the grants issued during each of these fiscal years, the percent of PRSUs that can be earned with company performance ranges from 0%, if the threshold is not achieved, to a maximum of 100%. The amounts in the table for PRSUs would be twice what is shown if maximum company performance was achieved. The PRSUs granted during fiscal year 2013, which were vested and earned following the end of fiscal 2015, are described in the "Compensation Discussion and Analysis" under "Equity Incentive Program" on page 28 and in the "Option Exercises and Stock Vested" table on page 37.
(2)
The amounts that are shown reflect the grant date fair value of stock options granted during fiscal years 2013, 2014, and 2015, with the valuation calculated in accordance with FASB ASC Topic 718. For a discussion of our valuation assumptions, see footnote 1(w) to our audited financial statements included in our Annual Report on Form 10-K for each respective fiscal year, filed with the Securities and Exchange Commission. Note that stock options are subject to vesting and are performance based, meaning that they will only have value if there is an increase in share price above the exercise price of the option.
(3)
The amounts represent the annual cash incentive awards earned under the CIP for fiscal years 2013, 2014, and 2015. Our 2015 CIP is discussed in further detail in the "Compensation Discussion and Analysis" under "Cash Incentive Plan" on page 25. The amounts earned for a fiscal year are actually paid out in the following year, pursuant to the terms of the CIP. Payment dates were as follows: the 2015 award was paid on March 4, 2016, the 2014 award was paid on March 6, 2015, and the 2013 award was paid on March 7, 2014.
(4)
No amounts are shown under this heading because the company does not maintain a defined benefit pension plan and the Deferred Compensation Plan that covers the named executive officers does not provide earnings on deferral amounts that would be deemed to be "above-market" or preferential. The Deferred Compensation Plan has investment fund choices that are very similar to our 401(k) Plan and the earnings credited on deferred amounts will fluctuate with an investment fund's actual market return. For further details, see "Deferred Compensation Plan" under "Other Benefits" on page 30 and the discussion on page 37 entitled "Non-qualified Deferred Compensation."
(5)
The following table shows the breakout of major items included in All Other Compensation for fiscal year 2015. For further details on the items listed, see "Other Benefits" on page 30 and the discussion on page 37 entitled "Non-qualified Deferred Compensation."
34 | 2016 Annual Meeting of Shareholders

	Auto Lease	Financial Planning Services	Company Matching Contribution to 401(k) Plan	Company Contribution to the Deferred Compensation Plan
Sally J. Smith	$21,372	$24,325	$10,600	$105,469
James M. Schmidt	$0	$18,235	$10,600	$64,008
Mary J. Twinem	$11,361	$18,235	$10,600	$55,937
Judith A. Shoulak	$0	$18,235	$10,600	$51,273
Kathleen M. Benning	$0	$18,235	$10,600	$44,258

GRANTS OF PLAN-BASED AWARDS IN 2015

        The following table summarizes the non-equity incentive plan awards and the long-term equity incentive awards made to our named executive officers in fiscal year 2015. The awards reflected in the equity incentive plan awards columns are PRSUs which are only earned if the company achieves a threshold level of performance over a three-year period. The stock option awards reflected in the table will not provide value unless there is an increase in share price above the option exercise price during the term of the option.

								All Other Option Awards: Number of Securities Underlying Options (#)(3)
		Estimated Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
									Exercise or Base Price of Option Awards ($/Share)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Sally J. Smith	N/A	$251,536	$875,000	$1,706,250	—	—	—	—	—	—
	3/30/2015	—	—	—	6,594	8,793	17,586	—	—	$1,608,855
	3/30/2015	—	—	—	—	—	—	546	$182.97	$32,334
	3/30/2015	—	—	—	—	—	—	8,688	$182.97	$514,503
James M. Schmidt	N/A	$125,853	$437,750	$853,613	—	—	—	—	—	—
	3/30/2015	—	—	—	2,173	2,898	5,796	—	—	$530,247
	3/30/2015	—	—	—	—	—	—	546	$182.97	$32,334
	3/30/2015	—	—	—	—	—	—	2,497	$182.97	$147,872
Mary J. Twinem	N/A	$103,500	$360,000	$702,000	—	—	—	—	—	—
	3/30/2015	—	—	—	1,627	2,170	4,341	—	—	$397,136
	3/30/2015	—	—	—	—	—	—	661	$182.97	$39,144
	3/30/2015	—	—	—	—	—	—	1,618	$182.97	$95,818
Judith A. Shoulak	N/A	$95,450	$332,000	$647,400	—	—	—	—	—	—
	3/30/2015	—	—	—	1,438	1,918	3,836	—	—	$350,936
	3/30/2015	—	—	—	—	—	—	678	$182.97	$40,151
	3/30/2015	—	—	—	—	—	—	1,336	$182.97	$79,118
Kathleen M. Benning	N/A	$81,880	$284,800	$555,360	—	—	—	—	—	—
	3/30/2015	—	—	—	1,234	1,645	3,291	—	—	$301,077
	3/30/2015	—	—	—	—	—	—	652	$182.97	$38,611
	3/30/2015	—	—	—	—	—	—	1,076	$182.97	$63,721

(1)
These columns show the range of payouts for fiscal 2015 performance under our cash incentive program described in the section titled "Annual Cash Incentive Program" in the "Compensation Discussion and Analysis" on page 25. The cash incentive payments for 2015 performance have been made based on the metrics described and are shown in the column "Non- Equity Incentive Plan Compensation" of the "Summary Compensation Table" on page 34.
(2)
Amounts represent the potential number of PRSUs that could be earned depending on the degree to which th company achieves a cumulative net income goal over the three year performance period ending fiscal year 2017. These PRSUs were granted on March 30, 2015 and are described further in the "Compensation Discussion and Analysis" under "Equity Incentive Program" on page 28.
(3)
Amounts represent the number of shares subject to stock options (either ISOs or NQSOs) granted on March 30, 2015. Stock options are described in the "Compensation Discussion and Analysis" under "Equity Incentive Program" on page 28. The stock options vest ratably over four years at the end of each fiscal year, beginning with the fiscal year in which the options were granted. The stock options expire on December 26, 2021.
(4)
The exercise price is equal to the closing market price of Buffalo Wild Wings stock on the grant date.
(5)
The amounts represent the grant date fair value of each of the long-term equity incentive awards computed in accordance with FASB ASC Topic 718, and described further in footnotes (2) and (3) to the "Summary Compensation Table".
2016 Annual Meeting of Shareholders | 35

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR-END

        The following table contains information on outstanding equity awards by the named executive officers as of December 27, 2015:

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Number of Unearned Performance Share Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have not Vested ($)(3)
Sally J. Smith	3/29/2010	2,052	—	$48.35	12/25/2016	3/31/2014	—	18,664	$3,028,794
	3/28/2011	7,175	—	$53.75	12/31/2017	3/30/2015	—	17,586	$2,853,856
	3/26/2012	7,799	—	$94.42	12/30/2018
	4/1/2013	9,220	3,073	$87.53	12/29/2019
	3/31/2014	3,795	3,795	$147.52	12/27/2020
	3/30/2015	2,309	6,925	$182.97	12/26/2021
James M. Schmidt	3/26/2012	691	—	$94.42	12/30/2018	3/31/2014	—	7,013	$1,138,070
	4/1/2013	1,042	1,043	$87.53	12/29/2019	3/30/2015	—	5,796	$940,575
	3/31/2014	1,426	1,426	$147.52	12/27/2020
	3/30/2015	761	2,282	$182.97	12/26/2021
Mary J. Twinem	3/26/2012	622	—	$94.42	12/30/2018	3/31/2014	—	5,256	$852,944
	4/1/2013	807	806	$87.53	12/29/2019	3/30/2015	—	4,341	$704,457
	3/31/2014	535	1,068	$147.52	12/27/2020
	3/30/2015	570	1,709	$182.97	12/26/2021
Judith A. Shoulak	3/29/2010	3,241	—	$48.35	12/25/2016	3/31/2014	—	4,530	$735,128
	3/28/2011	1,984	—	$53.75	12/31/2017	3/30/2015	—	3,836	$622,506
	3/26/2012	2,180	—	$94.42	12/30/2018
	4/1/2013	2,144	715	$87.53	12/29/2019
	3/31/2014	921	921	$147.52	12/27/2020
	3/30/2015	504	1,510	$182.97	12/26/2021
Kathleen M. Benning	3/29/2010	3,175	—	$48.35	12/25/2016	3/31/2014	—	3,987	$647,010
	3/28/2011	2,913	—	$53.75	12/31/2017	3/30/2015	—	3,291	$534,063
	3/26/2012	1,842	—	$94.42	12/30/2018
	4/1/2013	1,883	628	$87.53	12/29/2019
	3/31/2014	811	810	$147.52	12/27/2020
	3/30/2015	432	1,296	$182.97	12/26/2021

(1)
Amounts represent the unvested portions of stock options that vest ratably over four years at the end of each fiscal year, beginning with the fiscal year in which the options were granted. The expiration date for stock options is the end of the seventh fiscal year, including the fiscal year in which the options were granted.
(2)
Amounts represent the number of PRSUs that are currently outstanding and have not yet vested. The PRSU awards granted on March 31, 2014 will be earned based on company performance over the three year period from fiscal 2014 to 2016. The PRSU awards granted on March 30, 2015 will be earned based on company performance over the three-year period from fiscal 2015 to 2017. The PRSU awards vest at the end of the performance period and are then paid out in the following fiscal year based on the percent of the PRSUs that were earned. The number of PRSUs shown represent the maximum number of PRSUs that can be earned for company performance. The actual number of PRSUs earned could be less and even zero if the performance threshold is not achieved. The PRSU awards are described further in the "Compensation Discussion and Analysis" under "Equity Incentive Program" on page 28."
(3)
The amounts reflect the maximum number of PRSUs that can be earned and a calculated value based on the closing price of our Common Stock on December 24, 2015 of $162.28, which was the last trading day of fiscal year 2015.
36 | 2016 Annual Meeting of Shareholders

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2015

        The following table summarizes the stock option exercises and the stock awards (PRSUs) that vested for all named executive officers during fiscal 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(4)
Sally J. Smith	14,514	$1,613,034	30,602	(2)	$4,966,093
			11,234	(3)	$2,097,837
James M. Schmidt	13,251	$1,769,921	10,383	(2)	$1,684,953
			2,808	(3)	$524,366
Mary J. Twinem	11,492	$1,333,700	8,031	(2)	$1,303,271
			2,808	(3)	$524,366
Judith A. Shoulak	6,818	$1,068,722	7,117	(2)	$1,154,947
Kathleen M. Benning	4,068	$531,606	6,251	(2)	$1,014,412

(1)
Amounts reflect the difference between the exercise price of the stock option and the market price of our Common Stock on the date of exercise.
(2)
These represent PRSUs granted on April 1, 2013 that were earned based on company performance over the three year period from fiscal 2013 to 2015. The PRSUs became vested on December 27, 2015 (end of fiscal 2015) and were settled on February 25, 2016. Based on cumulative net income achieved for fiscal 2013, 2014 and 2015, 100% of these PRSUs were earned. The PRSU awards are described further in the "Compensation Discussion and Analysis" under "Equity Incentive Program" on page 28.
(3)
These represent restricted share units that were granted on March 12, 2012 and became vested on March 12, 2015. Under the terms of this grant, the share units became 100% vested on the third anniversary of the grant date.
(4)
This calculated market value is based on the closing price of our Common Stock on March 12, 2015 of $186.74 (for March 12, 2012 grant) and on December 24, 2015 of $162.28, which was the last trading day of fiscal year 2015 (for the April 1, 2013 PRSU grant).

NON-QUALIFIED DEFERRED COMPENSATION

        Named executive officers are eligible to participate in a nonqualified deferred compensation plan (the "Deferred Compensation Plan"). The Deferred Compensation Plan is an unfunded plan that allows executives to defer up to 100% of their salary, CIP award, and/or PRSU payout. The company makes a monthly contribution to the plan on behalf of our named executive officers to provide additional retirement benefits and assist with retention. The company contribution for named executive officers is 12.5% of base salary and vests ratably over five years from date of hire. Vesting may be accelerated for such events as death, disability, retirement, or change in control, as those terms are defined under the plan.

        The Deferred Compensation Plan has investment fund choices that are very similar to our 401(k) Plan and the notional earnings credited on deferred amounts will fluctuate with an investment fund's actual market return. Company contributions and any earnings are paid out in five annual installments following termination of employment, except in the case of death where it is a lump sum payment. For the executive's deferrals and any earnings, the executive can elect to have deferred amounts paid at termination of employment or commencing at a specified date in the future. Payment form that can be elected is either lump sum or five annual installments.

2016 Annual Meeting of Shareholders | 37

        The following table contains information about the contributions and balance for the Deferred Compensation Plan for the fiscal year ending December 27, 2015.

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal year ($)(2)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance as of Last Fiscal Year End ($)(3)
Sally J. Smith	—	$105,469	$(18,309)	—	$2,397,282
James M. Schmidt	—	$64,008	$(185,755)	—	$2,008,954
Mary J. Twinem	—	$55,937	$(230,962)	—	$3,550,573
Judith A. Shoulak	—	$51,273	$6,663	—	$783,921
Kathleen M. Benning	—	$44,258	$(7,130)	—	$606,111

(1)
These are the monthly company contributions to the Deferred Compensation Plan that were made on behalf of our named executive officers for fiscal 2015. All of our named executive officers are fully vested in these contributions as a result of their years of service with the company. These amounts are included in All Other Compensation as disclosed in the Summary Compensation Table.
(2)
These amounts represent the total aggregate earnings for fiscal year 2015 for the executive's deferral account under the Deferred Compensation Plan. These are notional earnings based on how the executive has elected to direct his or her plan balance, which includes both company contributions and any elective deferrals. The Deferred Compensation Plan has investment fund choices that are very similar to our 401(k) Plan and the earnings credited on deferred amounts will fluctuate with an investment fund's actual market return. These earnings on deferral amounts are not deemed to be "above-market" or preferential and have not been included in the Summary Compensation Table. Future values are not guaranteed and will fluctuate based on changes in the market value of selected investment options.
(3)
This represents the aggregate market value of the executive's deferral account under the Deferred Compensation Plan. Note that the aggregate earnings reported for this table in fiscal years 2013, 2014, and 2015 are not included in the Summary Compensation Table.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        This section describes the potential termination payments for the named executive officers under various termination of employment scenarios as if they occurred at the end of fiscal 2015 (as of December 27, 2015). The values shown in the table are calculated as of this date based on certain estimates or assumptions as described in the footnotes. The actual amounts received may differ materially from those shown in the table. The table does not include amounts already vested that the executive would receive if he or she left the company for any reason. Examples would be the fully vested balance of their deferred compensation account (in table above) or gain from outstanding options that are exercisable (page 36).

        Employment Agreements.    On September 16, 2008, the company entered into amended and restated employment agreements with each of our then current executive officers, including the named executive officers. The initial term of the agreements ended on December 27, 2009, the last day of our 2009 fiscal year. All of these agreements provide for an automatic extension for successive one-year periods, each ending on the last day of the fiscal year, unless the agreement is terminated earlier or either party gives the other a non-renewal notice, and the agreements have thus been extended. The agreements set forth the position and duties of the executive officer, and describe the compensation and benefits programs provided by the company.

        As provided in the agreements, the executives agree to restrictive provisions on the use of confidential information and intellectual property, and also agree to not compete with us and not hire or solicit our Team Members or customers, as those terms are defined, for one year following termination of employment. The agreements also provide for certain payments and benefits for certain termination of employment events. Upon an involuntary termination not for cause, the company's failure to renew an employment agreement, or resignation for "good reason" (collectively referred to as "qualified terminations"), an executive is entitled to receive the following provided that the executive agrees to sign a release of claims against the company and honors the restrictive covenants of the agreement:

  •
  Base salary continuation for up to six months (subject to certain limits), plus a supplemental salary continuation for either six months (if less than five years of service) or twelve months (if five years of service or more).

  •
  Pro-rated annual cash incentive for the year of termination based on actual performance against established goals, with at least a 50% of target payout on Individual Performance.
38 | 2016 Annual Meeting of Shareholders

  •
  Reimbursement for the company cost portion of medical benefits for the total period of salary continuation if the executive elects to continue coverage past termination.

  •
  Payment of salary continuation and pro-rated annual cash incentive will be in a lump sum if the qualifying termination occurs within one year of a change in control.

        Upon termination for "cause" (generally involving criminal conduct, gross misconduct, material violation of company policies or material breach of the employment agreements) or resignation without "good reason", the executive would not be entitled to any additional payments or benefits, other than those earned or accrued but not yet paid at the date of termination.

	Voluntary Termination	For Cause Termination	Involuntary Termination Not For Cause	Involuntary or Good Reason Termination Following Change in Control	Termination Due to Death	Termination Due to Disability
Sally J. Smith
• Salary	—	—	$1,312,500	$1,312,500	—	—
• Annual Incentive(1)	—	—	—	—	—	—
• Unvested stock options(2)	—	—	—	$285,721	—	—
• Unvested PRSUs(3)	$1,485,241	—	$1,485,241	$2,436,526	—	—
• Executive Life or Disability(4)	—	—	—	—	$1,700,000	—
• Health benefits(5)	—	—	$7,200	$7,200	—	$974,397
Totals	$1,485,241	—	$2,804,941	$4,041,947	$1,700,000	$974,397
James M. Schmidt
• Salary	—	—	$772,500	$772,500	—	—
• Annual Incentive(1)	—	—	—	—	—	—
• Unvested stock options(2)	—	—	—	$99,012	—	—
• Unvested PRSUs(3)	$536,119	—	$536,119	$849,644	—	—
• Executive Life or Disability(4)	—	—	—	—	$810,000	—
• Health benefits(5)	—	—	$7,200	$7,200	—	$1,193,400
Totals	$536,119	—	$1,315,819	$1,728,356	$810,000	$1,193,400
Mary J. Twinem
• Salary	—	—	$675,000	$675,000	—	—
• Annual Incentive(1)	—	—	—	—	—	—
• Unvested stock options(2)	—	—	—	$76,012	—	—
• Unvested PRSUs(3)	$401,724	—	$401,724	$636,543	—	—
• Executive Life or Disability(4)	—	—	—	—	$1,005,000	—
• Health benefits(5)	—	—	$7,200	$7,200	—	$965,304
Totals	$401,724	—	$1,083,924	$1,394,755	$1,005,000	$965,304
Judith A. Shoulak
• Salary	—	—	$622,500	$622,500	—	—
• Annual Incentive(1)	—	—	—	—	—	—
• Unvested stock options(2)	—	—	—	$67,040	—	—
• Unvested PRSUs(3)	$348,794	—	$348,794	$556,296	—	—
• Executive Life or Disability(4)	—	—	—	—	$435,000	—
• Health benefits(5)	—	—	$7,200	$7,200	—	$1,593,000
Totals	$348,794	—	$978,494	$1,253,036	$435,000	$1,593,000
Kathleen M. Benning
• Salary	—	—	$534,000	$534,000	—	—
• Annual Incentive(1)	—	—	—	—	—	—
• Unvested stock options(2)	—	—	—	$58,899	—	—
• Unvested PRSUs(3)	—	—	—	$482,702	—	—
• Executive Life or Disability(4)	—	—	—	—	$756,000	—
• Health benefits(5)	—	—	$7,200	$7,200	—	—
Totals	—	—	$541,200	$1,082,800	$756,000	—

(1)
Under the terms of the CIP, an executive officer becomes vested in the annual cash incentive award if they are employed on the last day of the fiscal year. As a result, there is no additional payment that is earned under all termination reasons listed in the table above. The amount of the annual cash incentive award will be based on actual performance. The employment agreements for our named executive officers describe how the Individual performance component of the CIP is to be handled for involuntary termination not for cause and involuntary or good reason termination following a change in control. In these events, the Individual Performance component of the CIP will be paid out based on actual performance but not less than 50% of the maximum award opportunity for that component of CIP.
(2)
Starting with options granted in 2015, executives whose employment ends when they are at least 55 years old and have at least ten years of service will have the vesting accelerated on a pro rata portion of their non-vested options that are scheduled to vest at the end of the fiscal year of termination. The pro rata calculation is based on the number of months worked during the fiscal year in which the termination of employment occurred. Also beginning with options granted in 2015, there is a full acceleration of non-vested options upon death or disability. For involuntary termination or termination for good reason within one year of a Change in Control, there is a full acceleration of vesting on all non-vested options. The table reflects the intrinsic value, if any, of the accelerated options based on the December 27, 2015 closing market price of our stock.
(3)
Executives whose employment ends when they are at least 55 years old and have at least ten years of service will become vested in a pro rata portion of their outstanding PRSUs based on the time served in the performance period. Payout will occur at the same time as other participants, and will be based on actual results for the performance period. For involuntary termination or termination for good reason within one year of a Change in Control, executives with PRSUs granted before 2015 will become vested in a pro rata portion of their outstanding PRSUs based on the time served in the performance period. Payout will be immediate and assumes target performance was achieved. For PRSUs granted starting in 2015, the vesting is accelerated on all outstanding PRSUs and is not prorated. Payout will be immediate and assumes target performance was
2016 Annual Meeting of Shareholders | 39

  achieved. For termination due to death and disability, the outstanding PRSUs that are scheduled to vest at the end of the fiscal year in which termination of employment occurred will become vested. Payout will occur at the same time as other participants, and will be based on actual results for the performance period.

(4)
The amounts represent the life insurance benefit payable under the executive life insurance policy (for termination due to death) or the present value of the executive disability benefit payable to age 65 at a discount rate of 3% per year (for termination due to disability).
(5)
For the involuntary termination not for cause or termination for good reason, the executive is reimbursed for the company portion of health care premiums for a period of up to 18 months after termination, as provided under their Employment Agreements.

EQUITY COMPENSATION PLAN INFORMATION

        The following table summarizes our equity compensation plan information as of December 27, 2015, our fiscal year end.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	321,368	(1)	$113.12	(2)	1,076,668	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	321,368		$113.12		1,076,668

(1)
Includes 183,125 shares underlying restricted stock units that may be issued upon achievement of performance goals and 6,995 time-based restricted stock units.
(2)
Weighted average exercise price of outstanding options excludes restricted stock units.
(3)
Includes 185,758 shares available for issuance under our Employee Stock Purchase Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished the company and written representations that no reports on Form 5 were required, to the best of our knowledge, during fiscal year 2015, all officers, directors, and greater than ten-percent beneficial owners complied with the applicable filing requirements on a timely basis, except Kathleen Benning, Andrew Block, Lee Patterson, James Schmidt, Judith Shoulak, Sally Smith and Mary Twinem each filed two late reports on Form 4 relating to stock option awards received, Emily Decker filed one late report relating to a stock option award received and Warren Mack and Lee Patterson each filed one late report on Form 4 reporting sales.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Our Board of Directors has adopted a written policy with respect to related party transactions, which policy sets out procedures pursuant to which related party transactions are reviewed and approved. The policy covers all transactions between us and any related party (including any transactions requiring disclosure under Item 404 of Regulation S-K), other than transactions generally available to all Team Members and transactions involving less than $5,000 when aggregated with all similar transactions. The Audit Committee is generally responsible for reviewing and assessing the adequacy of the policy and recommends to the Board revisions to such policy. The Audit Committee oversees administration of the policy. A related party transaction may be consummated if it is either (a) ratified or approved by the Audit Committee and is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party or (b) it is approved by the disinterested members of the Board.

        Since the beginning of fiscal 2015, there have been no reportable transactions or business relationships, other than as may be disclosed herein, between us and our executive officers, directors, director nominees, and affiliates.

40 | 2016 Annual Meeting of Shareholders

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL #3)

        The Board of Directors recommends that the shareholders ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 25, 2016. KPMG LLP has served as our accountants since 1994. The Audit Committee may direct the appointment of new independent auditors at any time during the year without notice to, or the consent of, the shareholders, and the Audit Committee would do so if it were in our best interest and the interest of our shareholders. KPMG LLP provided services in connection with the audit of our financial statements for the year ended December 27, 2015, and consultation on matters relating to accounting and financial reporting. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR"
THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 25, 2016.

AUDIT FEES

        We paid the following fees to KPMG LLP for fiscal years 2015 and 2014:

	2015	2014
Audit Fees	$680,000	$656,000
Audit-Related Fees	$220,675	$31,100
Tax Fees	—	—
All Other Fees	—	—

	$900,675	$596,100

        Audit fees consist of fees billed or estimated to be billed to KPMG LLP for the audit of the annual financial statements included in our Annual Report on Form 10-K, review of financial statements included in the Quarterly Reports on Form 10-Q, and the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

        Audit-related fees consist of fees billed for services in connection with the audit of financial statements of our Team Member benefit plans and national advertising fund as well as other services that are related to the performance of the audit of our financial statements and are not reported under Audit Fees.

        Tax fees consist of fees for professional services, including tax consulting and tax compliance. There were no such fees incurred in fiscal years 2015 or 2014.

        All other fees consist of fees billed for consulting or special projects.

        The Audit Committee has considered whether provision of the above audit- related services is compatible with maintaining the registered public accounting firm's independence and has determined that such services are compatible with maintaining registered public accounting firm's independence.

PRE-APPROVAL OF AUDIT FEES

        Pursuant to its written charter, the Audit Committee is responsible for pre-approving all audit and permitted non-audit services to be performed for Buffalo Wild Wings by its independent registered public accounting firm or any other auditing or accounting firm. 100% of the services provided by KPMG LLP for the company during fiscal years 2014 and 2015 were pre-approved by the Audit Committee.

2016 Annual Meeting of Shareholders | 41

REPORT OF AUDIT COMMITTEE

        The Board of Directors maintains an Audit Committee comprised of four of our outside directors. The Audit Committee's current member composition satisfies the NASDAQ rule that governs audit committees, Rule 5605(c), including the requirement that audit committee members all be "independent directors" as that term is defined by applicable NASDAQ and SEC rules.

        In accordance with its written charter adopted by the Board of Directors, which is available on Buffalo Wild Wings' website at www.buffalowildwings.com, the Audit Committee assists the Board with fulfilling its oversight responsibility regarding the quality and integrity of our accounting, auditing and financial reporting practices. In performing its oversight responsibilities regarding the audit process, the Audit Committee:

  (1)
  reviewed and discussed the audited consolidated financial statements with management;

  (2)
  discussed with the independent registered public accounting firm the matters required to be discussed by the applicable Public Company Accounting Oversight Board ("PCAOB") standards; and

  (3)
  received the written disclosures from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the firm's communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm such firm's independence.

        Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 27, 2015, as filed with the Securities and Exchange Commission.

Members of the Audit Committee
J. Oliver Maggard, Chair James M. Damian Cynthia L. Davis Jerry R. Rose

OTHER BUSINESS

        Management knows of no other matters to be presented at the 2016 Annual Meeting. If any other matter properly comes before the 2016 Annual Meeting, the appointees named in the proxies will vote the proxies in accordance with their best judgment.

SHAREHOLDER PROPOSALS

        Shareholder proposals (other than director nominations) that are submitted for inclusion in our proxy materials relating to our 2017 Annual Meeting must provide proof of ownership and follow the procedures set forth in SEC Rule 14a-8 and our Bylaws. To be timely, such proposals must be received by us at our principal executive office no later than December 2, 2016.

        If a shareholder desires to propose an item of business for consideration without inclusion in our proxy materials or to nominate persons for election as a director at our annual meeting, then the shareholder must comply with all of the applicable requirements set forth in our Bylaws, including timely written notice of such proposal or nomination delivered to our Secretary at our principal executive office. To be timely under our Bylaws for the 2017 annual meeting of shareholders, we must receive such notice not earlier than the close of business on January12, 2017 and not later than the close of business on February 11, 2017.

ANNUAL REPORT ON FORM 10-K

        Upon written request of any shareholder as of March 14, 2016, we will furnish, without charge, a copy of our annual report on Form 10-K for the fiscal year ended December 27, 2015, including the financial statements and a list of exhibits to such Form 10-K. We will furnish to any such person any exhibit described in the list accompanying the Form 10-K upon the advance

42 | 2016 Annual Meeting of Shareholders

payment of reasonable fees. Requests should be directed to Emily C. Decker, SVP, General Counsel and Secretary of Buffalo Wild Wings, Inc., 5500 Wayzata Boulevard, Suite 1600, Minneapolis, Minnesota 55416. In addition, you may review and print the Form 10-K and all exhibits from the SEC's website at www.sec.gov.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: March 24, 2016	Sally J. Smith, President and Chief Executive Officer
2016 Annual Meeting of Shareholders | 43

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Vote by Internet - QU I C K EASY I M M E DI AT E - 24 Hours a Day, 7 Days a Week or by Mail As a shareholder of Buffalo Wild Wings, Inc., you have the option of voting your shares electronically through the Internet, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet must be received by 7:00 p.m., Eastern Time, on May 11, 2016. BUFFALO WILD WINGS, INC. INTERNET/MOBILE – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXY Please mark your votes like this X THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL PROPOSALS FOR AGAINST ABSTAIN 2. Advisory vote relating to executive officer compensation as disclosed in the 2016 Proxy Statement. 1. Election of Directors 1. 2. 3. 4. 5. Dale M. Applequist James M. Damian Cynthia L. Davis Michael P. Johnson Warren E. Mack FOR AGAINST ABSTAIN WITHHOLD AUTHORITY 3. Ratify the appointment of KPMG LLP. FOR 6. 7. 8. J. Oliver Maggard Jerry R. Rose Sally J. Smith 4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. INSTRUCTION (To withhold authority to vote for any individual COMPANY ID: nominee, mark an X in “FOR” and strike a line through the nominee’s name in the list above) PROXY NUMBER: ACCOUNT NUMBER: Signature Signature, if held jointly Date , 2016. Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

BUFFALO WILD WINGS, INC. 5500 WAYZATA BOULEVARD, SUITE 1600 MINNEAPOLIS, MINNESOTA 55416 Important Notice Regarding the Availability of Proxy Materials for The Annual Meeting of Shareholders: The Notice, Proxy Statement and Annual Report on Form 10-K are Available at: http//www.cstproxy.com/buffalowildwings/2016 FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRE CT O RS BUFFALO WILD WINGS, INC. ANNUAL MEETING OF SHAREHOLDERS THURSDAY, MAY 12, 2016, 9 A.M. CENTRAL DAYLIGHT TIME The undersigned appoints Sally J. Smith and Emily C. Decker and each of them, as proxies, each with the power to appoint her substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Buffalo Wild Wings, Inc. held of record by the undersigned at the close of business on March 14, 2016 at the Annual Meeting of Shareholders of Buffalo Wild Wings, Inc. to be held at 9:00 a.m. CDT on May 12, 2016, or at any adjournment thereof, at the Sheraton, Minneapolis West, 12201 Ridgedale Drive, Minneapolis, MN 55305. (Continued, and to be marked, dated and signed, on the other side)